Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of May 2, 2017 (the “Effective Date”), is entered into by and among UNDISPUTED PRODUCTIONS, LLC, a Georgia limited liability company (“Seller”), Dave Oblas, an individual and resident of the State of Georgia (the “Selling Member”), and ALLIANCE MMA, INC., a Delaware corporation (“Buyer”).

WHEREAS, Seller is engaged in promoting and conducting mixed martial arts events at various venues under the “NFC” or “National Fighting Championships” brands (the “Business”); and

WHEREAS, the Selling Member owns all of the issued and outstanding equity interests of Seller; and

WHEREAS, the Selling Member and the Seller wish to provide for the sale of substantially all of the assets and property rights now owned and held by the Seller that are used or usable in the Business to the Buyer on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements and provisions herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1           Definitions. The following terms have the following meanings when used herein:

“Accounts Receivable” has the meaning set forth in Section 2.1(b).

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation that is pending by or before any Governmental Authority.

“Affiliate” shall mean a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For purposes of this definition, the terms “control,” “controlled by” and “under common control with” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person and, in the case of an entity, shall require (i) in the case of a corporate entity, direct or indirect ownership of at least a majority of the securities having the right to vote for the election of directors, and (ii) in the case of a non-corporate entity, direct or indirect ownership of at least a majority of the equity interests with the power to direct the management and policies of such non-corporate entity.

“Agreement” means this Asset Purchase Agreement, including all Schedules and Exhibits hereto, as it may be amended from time to time in accordance with its terms.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit A.

“Assumed Contracts” has the meaning set forth in Section 2.1(d).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Bill of Sale, Conveyance and Assignment” means the Bill of Sale, Conveyance and Assignment in substantially the form attached hereto as Exhibit B.

“Business” means the business of promoting, sponsoring and otherwise commercializing mixed martial arts events including live, televised and pay-per-view events and the commercial exploitation of related products and services at such events.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

"Buyback Agreement” means the Buyback Agreement in substantially the form of Exhibit J hereto.

“Business Employees” has the meaning set forth in Section 5.17.

“Buyer” has the meaning set forth in the preamble hereto.

“Buyer Shares” has the meaning set forth in Section 3.3(b).

“Claim” has the meaning set forth in Section 10.4.

“Claim Notice” has the meaning set forth in Section 10.4.

“Claimed Amount” has the meaning set forth in Section 10.4.

“Closing” means the closing of the purchase and sale of the Purchased Assets contemplated by this Agreement.

“Closing Date” means the date set forth in Section 4.1.

“Code” has the meaning set forth in Section 3.4.

“Collateral Sources” has the meaning set forth in Section 10.5(c).

“Commission” means the U.S. Securities and Exchange Commission.

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“Common Stock” means the common stock of Buyer $0.001 par value per share.

“Confidential Information” has the meaning set forth in Section 12.3.

“Employee Plan” has the meaning set forth in Section 5.16.

“Encumbrance” shall mean any interest, consensual or otherwise, in property, whether real, personal or mixed property or assets, tangible or intangible, securing an obligation owed to, or a claim by a third Person, or otherwise evidencing an interest of a Person other than the owner of the property, whether such interest is based on common law, statute or contract, and including, but not limited to, any security interest, security title or lien arising from a mortgage, recordation of abstract of judgment, deed of trust, deed to secure debt, encumbrance, restriction, charge, covenant, claim, exception, encroachment, easement, right of way, license, permit, pledge, conditional sale, option trust (constructive or otherwise) or trust receipt or a lease, consignment or bailment for security purposes and other title exceptions and encumbrances affecting the property.

“Equipment” has the meaning set forth in Section 2.1(c).

“Escrow Agent” means Mazzeo Song P.C.

“Escrowed Shares” has the meaning set forth in Section 3.3(b).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Executive Employment Agreement” means the Executive Employment Agreement entered into by and between Buyer and the Selling Member in substantially the form attached hereto as Exhibit C.

“Fighter Contract” has the meaning set forth in Section 5.21.

“Final Purchase Price Allocation” has the meaning set forth in Section 3.4.

“Gross Profit” has the meaning set forth in Section 3.2.

“Governmental Authority” means any government or governmental or regulatory, judicial or administrative, body thereof, or political subdivision thereof, whether foreign, federal, state, national, supranational or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Indemnified Person” has the meaning set forth in Section 10.3(a).

“Indemnifying Person” has the meaning set forth in Section 10.3(a).

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“Intellectual Property Rights” means all intellectual property and other proprietary rights, protected or protectable, under the laws of the United States or any political subdivision thereof, including, without limitation (i) trademarks, service marks, trade names, trade dress, logos, brand names and other identifiers together with all goodwill associated therewith; (i) copyrights (including but not limited to all copyrights in Seller’s MMA event video library and fighter photographs and other copyrighted works); (iii) all computer software, trade secrets and market and other data, inventions, discoveries, devices, processes, designs, techniques, ideas, know-how and other proprietary information, whether or not reduced to practice, and rights to limit the use or disclosure of any of the foregoing by any Person; (iv) all domestic and foreign patents and the registrations, applications, renewals, extensions, divisional applications and continuations (in whole or in part) thereof; and (v) and all rights and causes of action for infringement, misappropriation, misuse, dilution or unfair trade practices associated with (i) through (iv) above.

“Intellectual Property Transfer Agreement” means the Intellectual Property Transfer Agreement in substantially the form attached hereto as Exhibit D

“Inventory” has the meaning set forth in Section 2.1(h).

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule or regulation (including rules of any self-regulatory organization).

“Liability” has the meaning set forth in Section 2.3.

“Losses” has the meaning set forth in Section 10.4.

“Lock-Up Agreement” means the Lock-Up Agreement in substantially the form attached hereto as Exhibit E

“Make Good Escrow Agreement” means the Make Good Escrow Agreement in substantially the form attached hereto as Exhibit F.

“Make Good” has the meaning set forth in Section 3.2.

“Most Recent Financial Statements” has the meaning set forth in Section 5.14.

“Non-Competition and Non-Solicitation Agreement” means that certain Non-Competition and Non-Solicitation Agreement in substantially the form attached hereto as Exhibit G.

“Order” shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court or other Governmental Authority; or (b) agreement with any Governmental Authority entered into in connection with any Proceeding.

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“Other Agreements” means, collectively, the Assignment and Assumption Agreement, the Bill of Sale, Conveyance and Assignment, the Intellectual Property Transfer Agreement, the Non-Competition and Non-Solicitation Agreement, the Make Good Escrow Agreement and the Buyback Agreement.

“Permits” means all material permits, licenses, franchises and other authorizations of any Governmental Authority possessed by or granted to Seller in connection with the Business.

“Permitted Encumbrances” means (i) Encumbrances set forth on Schedule 2.1, (ii) the Assumed Liabilities and any Encumbrances securing the same, (iii) any Encumbrance in favor of a Person claiming by or through Buyer, (iv) any Encumbrance which will be released at Closing, and (v) the lien for ad valorem taxes not yet due or payable.

“Person” means any individual, corporation, partnership, limited partnership, joint venture, limited liability company, trust or unincorporated organization, governmental entity, government or any agency or political subdivision thereof.

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Seller” has the meaning set forth in the preamble hereto.

“Share Price” means the trailing 20-day average closing price for the Common Stock on the NASDAQ commencing on the day prior to Buyer’s public announcement on Form 8-K related to the proposed transaction.

“Target Gross Profit Notice” has the meaning set forth in Section 3.2(b).

“Taxes” shall mean all taxes, charges, fees, duties, levies or other assessments, including, without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, goods and services, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees’ income withholding, social security and similar employment taxes or any other taxes imposed by the United States or any other foreign country or by any state, municipality, subdivision or instrumentality of the Unites States or of any other foreign country or by any other tax authority, including all applicable penalties and interest, and such term shall include any interest, penalties or additions to tax attributable to such taxes.

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“Third Party Claim” has the meaning set forth in Section 10.3(a).

“Third-Party Claim Notice” has the meaning set forth in Section 10.3(a).

“Transferred Intellectual Property” has the meaning set forth in Section 2.1(k).

“Unaudited Financial Statements” has the meaning set forth in Section 5.14.

“U.S. GAAP” means U.S. Generally Accepted Accounting Principles.

“1060 Forms” has the meaning set forth in Section 3.4.

“Guaranteed Gross Profit Threshold” has the meaning set forth in Section 3.2.

ARTICLE 2

PURCHASE AND SALE

2.1           Agreements to Purchase and Sell. Subject to the terms and conditions contained herein, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller, free and clear from all Encumbrances (except the Permitted Encumbrances), all of Seller’s right, title and interest in and to all of the properties, assets, and other rights of every kind and nature, whether tangible or intangible, real or personal, owned, leased, licensed or otherwise held by Seller as of the Closing, in each case to the extent primarily relating to or used in the Business regardless of where such assets are located (collectively, the “Purchased Assets”), including but not limited to the following:

(a)          all accounts receivable, notes and notes receivable and other receivables (whether or not billed) relating to the Business (collectively, the “Accounts Receivable”);

(b)          all lighting, trusses, machinery, tools, spare parts, vehicles, furniture, fixtures, fighter cages and other equipment and other tangible personal property (excluding Inventory) of the Business (collectively, the “Equipment”), including such Equipment identified on Schedule 2.1(c), and all transferrable warranties and guarantees, if any, express or implied, existing for the benefit of Seller in connection with the Equipment;

(c)          all contracts and agreements of Seller including, without limitation, leases, licenses, sponsorship agreements, Fighter Agreements and any other agreements with fighters and managers, employment agreements, non-competition and non-solicitation agreements, agreements with event venues, open quotations and bids from or to Seller’s venues, suppliers, customers or potential customers, and other agreements, whether oral or written, relating to or used in the Business, including those identified on Schedule 2.1(d) (collectively, the “Assumed Contracts”);

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(d)          all rights under the all leases and subleases of real property relating to or used in the Business and listed on Schedule 2.1(e) (“Real Estate Leases”);

(e)          all deposits, prepayments and prepaid expenses or other similar current assets used in the Business;

(f)          all transferable approvals, authorizations, certifications, consents, variances, permissions, licenses and Permits to or from, or filings, notices or recordings to or with, any Governmental Authority used in the Business;

(g)          all inventory, including all raw materials, work-in-process, finished goods, packaging materials, office supplies, maintenance supplies, spare parts and similar items used or intended for use in connection with the Business (“Inventory”);

(h)          all leasehold improvements constructed by Seller or provided by landlords for Seller, subject to the rights and obligations under the Real Estate Leases;

(i)          all sales and marketing information, including all customer records and sales history with respect to customers (including invoices), sales and marketing records, price lists, documents, correspondence, studies, reports, and all other books, ledgers, files, and records of every kind, tangible data, customer lists (including appropriate contact information), vendor and supplier lists, service provider lists, promotional literature and advertising materials, catalogs, data books and records, of the Seller, relating to the Business;

(j)          all Intellectual Property Rights related to the Business, including the goodwill of the business related thereto (collectively, the “Transferred Intellectual Property”);

(k)          all records, reports and information files of Seller relating to the Business (including business development and development history files);

(l)          all claims, warranties, guarantees, refunds, causes of action, defenses, counterclaims, rights of recovery, rights of set-off and rights of recoupment of every kind and nature (including rights to insurance proceeds) related to the Business, received after the Closing Date with respect to damage, non-conformance of or loss to the Purchased Assets, except for any of the foregoing to the extent they arise under the Excluded Assets;

(m)          to the extent transferable, all telephone and facsimile numbers and Internet domain addresses, in each case related to the Purchased Assets, including, without limitation, those described on Schedule 2.1 (n);

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(n)          all other assets used in connection with the Business and not retained by Seller pursuant to Section 2.2.

2.2           Excluded Assets. Notwithstanding anything to the contrary in this Agreement, Seller shall not sell, transfer or assign, and Buyer shall not purchase or otherwise acquire, the following assets of Seller (such assets being collectively referred to hereinafter as the “Excluded Assets”):

(a)          all rights of Seller arising under this Agreement, the Other Agreements or from the consummation of the transactions contemplated hereby or thereby;

(b)          cash on hand;

(c)          all corporate minute books, stock records and Tax returns (including all work papers relating to such Tax returns) of Seller and such other similar corporate books and records of Seller as may exist on the Closing Date;

(d)          all claims and rights to refunds of Taxes paid by or on behalf of Seller;

(e) all licenses and approvals of any Governmental Authority related to the Business that are personal to Seller and non-transferrable; and

(f)          the items set forth on Schedule 2.2.

2.3           Liabilities of Seller; Assumed Liabilities. Buyer is not assuming and shall not be held responsible for nor shall be required to assume or be obligated to pay, discharge or perform, any debts, taxes, adverse claims, obligations or liabilities of Seller of any kind or nature or at any time existing or asserted, whether fixed, contingent or otherwise, whether in connection with the Purchased Assets, the Business or otherwise and whether arising before or after the consummation of the transactions contemplated by this Agreement, or bear any cost or charge with respect thereto, including without limitation, any accounts or notes payable, Taxes, warranty or personal injury claims accrued prior to the Closing, commissions, union contracts, unemployment contracts, profit sharing, retirement, pension, bonus, hospitalization, vacation or other employee benefits or any employment or old-age benefits relating to the employees of Seller. Notwithstanding the foregoing, on the Closing Date, Buyer shall assume and agrees to timely pay, perform and discharge the following Liabilities of Seller (collectively referred to as the “Assumed Liabilities”):

(a)          all Liabilities and all obligations arising after the Closing Date under the Assumed Contracts, other than any Liability arising out of or relating to a breach of any Assigned Contract that occurred prior to the Closing Date;

(b)          all Liabilities or other claims related to the Business, that arise from acts performed by Buyer after the Closing Date or that arise from ownership and operation of the Purchased Assets and Business after the Closing Date; and

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(c)          the items set forth on Schedule 2.3.

For purposes of this Agreement, “Liability” means any debt, obligation, duty or liability of any nature (including unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with U.S. GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

2.4           Procedures for Purchased Assets not Transferable. If any property or other rights included in the Purchased Assets are not assignable or transferable either by virtue of the provisions thereof or under applicable Law without the consent of some third party or parties, Seller shall use its commercially reasonable efforts to obtain such consents after the execution of this Agreement, but prior to the Closing, and Buyer shall use its commercially reasonable efforts to assist in that endeavor. If any such consent cannot be obtained prior to the Closing and the Closing occurs, this Agreement, the Other Agreements and the related instruments of transfer shall not constitute an assignment or transfer of the Purchased Asset regarding which such consent was not obtained and Buyer shall not assume Seller’s obligations with respect to such Purchased Asset, but Seller shall use its commercially reasonable efforts to obtain such consent as soon as reasonably possible after the Closing or otherwise obtain for Buyer the practical benefit of such property or rights and Buyer shall use its commercially reasonable efforts to assist in that endeavor. For purposes of this Section 2.4 only and not for the purposes of the rest of this Agreement, commercially reasonable efforts shall not include any requirement of either party to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party.

ARTICLE 3

PURCHASE PRICE

3.1           Purchase Price. The purchase price (“Purchase Price”) for the Purchased Assets shall be Seven Hundred Thousand dollars ($700,000), subject to the Make Good adjustment pursuant to Section 3.2.

3.2           Make Good Adjustment.

(a)          The Selling Member agrees that in the event that the Gross Profit attributable to the Business and the Purchased Assets for the twelve (12) months period following the Closing, and included in earnings before income taxes in Buyer’s periodic reports filed with the Commission for the relevant periods (prorated for partial periods), is less than One Hundred Thousand dollars ($100,000) (the “Guaranteed Gross Profit Threshold”), shares of Common Stock representing 30% of the Purchase Price set forth in Section 3.1 above and placed in escrow in accordance with the Make Good Escrow Agreement will be returned to Buyer and cancelled. As used in this Agreement and the Other Agreements, “Gross Profit” means total revenue minus the cost of revenue as determined by US GAAP, consistently applied. For purposes of clarification, Seller understands that in addition to other customary business expenses incurred by the Business, Mr. Oblas’s compensation with Buyer shall be included in cost of revenue for purposes of determining Gross Profit.

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(b)          Guaranteed Gross Profit Threshold will be determined by Buyer and confirmed by Buyer’s independent auditors 45 days prior to the date Buyer files the relevant periodic report with the Commission for the relevant twelve (12) month period (prorated for partial periods) Commission. The methodology (including allocations of corporate revenue and expenses to the Purchased Assets and the Business) for determining Guaranteed Gross Profit Threshold will be consistently applied by Buyer to each of the regional MMA promotions acquired by Buyer. Seller will have 10 days after receipt of Buyer’s determination of Guaranteed Gross Profit Threshold (which will include the methodology applied by buyer for computing Guaranteed Gross Profit Threshold) (the “Target Gross Profit Notice”) to provide written detailed objections to Buyer and Buyer’s independent auditors to Buyer’s determination of Guaranteed Gross Profit Threshold. Absent manifest error on behalf of Buyer, Buyer’s determination of Guaranteed Gross Profit Threshold shall be binding upon Seller.

(c)          Cancellation of any Common Stock pursuant to this Section 3.2 shall be deemed adjustments to the Purchase Price.

3.3           Payment of Purchase Price. The Purchase Price shall be paid at the Closing by delivery:

(a)          to Seller of One Hundred Forty Thousand dollars ($140,000.00) in cash.

(b)          subject to Section 3.3(c) below, to Seller of the number of shares of Common Stock (rounded to the nearest whole number) equal to Five Hundred Sixty Thousand dollars ($560,000.00) divided by the Share Price (the “Buyer Shares”).

(c)          to the Escrow Agent, pursuant to the terms of the Make Good Escrow Agreement, from the Common Stock deliverable under Section 3.3(b) above, a number of shares of Common Stock equal to 30% of the number of shares of Common Stock (rounded to the nearest whole number) equal to the Purchase Price divided by the Share Price (such shares the “Escrowed Shares”). By way of example, if the Share Price is $4.00 per share, at Closing 87,500 shares would be delivered to Seller pursuant to Section 3.3(b), and 52,500 shares would be delivered to the Escrow Agent pursuant to this Section 3.3(c) as follows: ($700,000/$4.00 = 175,000; .30 x 175,000 = 52,500; $560,000/$4.00 = 140,000; 140,000 – 52,500 = 87,500).

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3.4           Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets and the Assumed Liabilities in accordance with Schedule 3.4 (the “Final Purchase Price Allocation”), which has been prepared in accordance with the rules under Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent the Purchase Price is adjusted under Section 3.2, the parties shall adjust the Final Purchase Price Allocation consistent with Schedule 3.4 and the rules under Section 1060 of the Code to reflect such adjustment to the Purchase Price. The parties recognize that the Purchase Price does not include Buyer’s acquisition expenses and that Buyer will allocate such expenses appropriately. The parties agree to act in accordance with the computations and allocations contained in the Final Purchase Price Allocation in any relevant Tax returns or filings (including any forms or reports required to be filed pursuant to Section 1060 of the Code or any provisions of local, state and foreign law (“1060 Forms”)), and to cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by applicable law. Neither Buyer nor Seller shall take any position (whether in audits, Tax returns, or otherwise) that is inconsistent with the Final Purchase Price Allocation unless required to do so by applicable law.

ARTICLE 4

CLOSING

4.1           Closing Date. The Closing shall take place at a place and location to be agreed upon between Buyer and Seller, subject to the satisfaction or waiver of each of the conditions set forth in Article 8 (such date, the “Closing Date”).

4.2           Transactions at Closing. At the Closing, subject to the terms and conditions hereof:

(a)          Transfer of Purchased Assets and Seller’s Closing Deliveries. Seller shall transfer and convey or cause to be transferred and conveyed to Buyer all of the Purchased Assets and Seller and Buyer shall execute and Seller shall deliver to Buyer each of the Other Agreements and such other good and sufficient instruments of transfer and conveyance as shall be necessary to vest in Buyer title to all of the Purchased Assets or as shall be reasonably requested by the Buyer. The Seller shall also deliver to Buyer the Seller Officer’s Certificate required by Section 8.2(b) and all other documents required to be delivered by Seller at Closing pursuant hereto.

(b)          Payment of Purchase Price, Assumption of Assumed Liabilities and Buyer’s Closing Deliveries. In consideration for the transfer of the Purchased Assets and other transactions contemplated hereby, Buyer shall deliver the Purchase Price to the Seller and shall execute and deliver to Seller the Bill of Sale, Conveyance and Assignment and the Assignment and Assumption Agreement, whereby Buyer assumes the Assumed Liabilities, and each of the Other Agreements, as well as the Buyer Officer’s Certificate required by Section 8.1(b) and all other documents required to be delivered by Buyer at Closing pursuant hereto or as shall be reasonably requested by Seller.

(c)          Notification of transfer of Purchased Assets. At or before the Closing, Seller will notify all parties to the contracts specified on Schedule 5.7 hereto of the transfer of the Purchased Assets to Buyer and provide copies of such notices to Buyer.

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ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SELLING MEMBER

Seller and the Selling Member, jointly and severally, represent and warrant to Buyer as follows:

5.1           Organization. Seller is a corporation duly organized and validly existing in good standing under the laws of the State of Georgia, duly qualified to transact business as a foreign entity in such jurisdictions where the nature of its Business makes such qualification necessary, except as to jurisdictions where the failure to qualify would not reasonably be expected to have a material adverse effect on the Business of the Seller or the Purchased Assets, and has all requisite corporate power and authority to own, lease and operate the Purchased Assets and to carry on its Business, as now being conducted.

5.2           Due Authorization.

(a)          Seller has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Agreements, and the execution and delivery of this Agreement and the Other Agreements and the performance of all of its obligations hereunder and thereunder has been duly and validly authorized and approved by all necessary corporate action of the Seller, including approval of this Agreement and the Other Agreements by the board of directors of the Seller.

(b)          Subject to obtaining any consents of Persons listed on Schedule 5.7, the signing, delivery and performance of this Agreement and the Other Agreements by Seller is not prohibited or limited by, and will not result in the breach of or a default under, or conflict with any obligation of Seller with respect to the Purchased Assets under (i) any provision of its certificate of incorporation, by-laws or other organizational documentation of Seller, (ii) any material agreement or instrument to which Seller is a party or by which it or its properties are bound, (iii) any authorization, judgment, order, award, writ, injunction or decree of any Governmental Authority which breach, default or conflict would have a material adverse effect on the Business or Purchased Assets or Seller’s ability to consummate the transactions contemplated hereby, or (iv) any applicable law, statute, ordinance, regulation or rule which breach, default or conflict would have a material adverse effect on the Business or Purchased Assets or Seller’s ability to consummate the transactions contemplated hereby, and, will not result in the creation or imposition of any Encumbrance on any of the Purchased Assets. This Agreement has been, and on the Closing Date the Other Agreements will have been, duly executed and delivered by Seller and constitutes, or, in the case of the Other Agreements, will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally.

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5.3           Equipment and other Purchased Assets. Other than as set forth on Schedule 5.3, the Equipment and other Purchased Assets owned by, in the possession of, or used by Seller, in connection with the Business is in good condition and repair, ordinary wear and tear excepted, and is usable in the ordinary course of business.

5.4           Title. The Purchased Assets are owned legally and beneficially by Seller with good and transferable title thereto, free and clear of all Encumbrances other than Permitted Encumbrances. At the Closing, Buyer will receive legal and beneficial title to all of the Purchased Assets, free and clear of all Encumbrances, except for the Permitted Encumbrances and Assumed Liabilities, and subject to obtaining any consents of Persons listed on Schedule 5.7.

5.5           Intellectual Property. Identified on Schedule 5.5 is a complete and accurate list of all Intellectual Property Rights used by Seller in the Business. Except as set forth on Schedule 5.5, the Transferred Intellectual Property is owned free and clear of all Encumbrances or has been duly licensed for use by Seller and all pertinent licenses and their respective material terms are set forth on Schedule 5.5. Except as set forth on Schedule 5.5, the Transferred Intellectual Property is not the subject of any pending adverse claim or, to Seller’s knowledge, the subject of any threatened litigation or claim of infringement or misappropriation. Except as set forth on Schedule 5.5, the Seller has not violated the terms of any license pursuant to which any part of the Transferred Intellectual Property has been licensed by the Seller. To Seller’s knowledge, except as set forth on Schedule 5.5, the Transferred Intellectual Property does not infringe on any Intellectual Property Rights of any third party. To the Seller’s knowledge the Transferred Intellectual Property together with the rights granted under the Trademark License Agreement constitutes all of the Intellectual Property Rights necessary to conduct the Business as presently conducted. Except as set forth on Schedule 5.5, the Transferred Intellectual Property will continue to be available for use by Buyer from and after the Closing at no additional cost to Buyer.

5.6           Litigation. Except as set forth on Schedule 5.6, there is no suit (at law or in equity), claim, action, judicial or administrative proceeding, arbitration or governmental investigation now pending or, to the best knowledge of Seller threatened, (i) arising out of or relating to any aspect of the Business, or any part of the Purchased Assets, (ii) concerning the transactions contemplated by this Agreement, or (iii) involving Seller, its shareholders, or the officers, directors or employees of Seller in reference to actions taken by them in the conduct of any aspect of the Business.

5.7           Consents. Except as set forth on Schedule 5.7, no notice to, filing with, authorization of, exemption by, or consent of any Person is required for Seller to consummate the transactions contemplated hereby.

5.8           Brokers, Etc. No broker or investment banker acting on behalf of Seller or under the authority of Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from Seller or Buyer in connection with any of the transactions contemplated herein, other than any fee that is the sole responsibility of Seller.

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5.9           Absence of Undisclosed Liabilities. To Seller’s knowledge, Seller has not incurred any material liabilities or obligations with respect to the Purchased Assets (whether accrued, absolute, contingent or otherwise), which continue to be outstanding, except as otherwise expressly disclosed in this Agreement.

5.10         Assumed Contracts. All current and complete copies of all Assumed Contracts (which shall be deemed to include all Fighter Contracts) have been delivered to or made available to the Buyer. Except as set forth on Schedule 5.10, the Assumed Contracts are all in full force and effect and, to Seller’s knowledge, there are no outstanding material defaults or violations under such Assumed Contracts on the part of the Seller or, to the knowledge of the Seller, on the part of any other party to such Assumed Contracts, except for such defaults as will not have a material adverse effect on the Business or Purchased Assets, taken as a whole. Except as set forth on Schedule 5.10, there are no current or pending negotiations with respect to the renewal, repudiation or amendment of any Assumed Contract, other than in connection with negotiations for renewals and amendments in the ordinary course of business.

5.11         Tax Matters. In each case except as would not reasonably be expected to have a material adverse effect on the Purchased Assets:

(a)          No failure, if any, of the Seller to duly and timely pay all Taxes, including all installments on account of Taxes for the current year, that are due and payable by it will result in an Encumbrance on the Purchased Assets;

(b)          There are no proceedings, investigations, audits or claims now pending or threatened against the Seller in respect of any Taxes, and there are no matters under discussion, audit or appeal with any governmental authority relating to Taxes, which will result in an Encumbrance on the Purchased Assets;

(c)          The Seller has duly and timely withheld all Taxes and other amounts required by law to be withheld by it relating to the Purchased Assets (including Taxes and other amounts relating to the Purchased Assets required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any employees, officers or directors and any non-resident Person), and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required by law to be remitted by it; and

(d)          The Seller has duly and timely collected all amounts on account of any sales or transfer Taxes, including goods and services, harmonized sales and provincial or territorial sales Taxes with respect to the Purchased Assets, required by law to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by law to be remitted by it.

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5.12         Scope of Rights in Purchased Assets. Except as set forth on Schedule 5.12, the rights, properties, and assets included in the Purchased Assets include substantially all of the rights, properties, and assets, of every kind, nature and description, wherever located, that Seller believes are necessary to own, use or operate the Business.

5.13         Compliance with Laws. Seller is in compliance with all laws applicable to the Business, except where the failure to be in compliance would not have a material adverse effect on the Purchased Assets or the Business. Seller has not received any unresolved written notice of or been charged with the violation of any laws applicable to the Business except where such charge has been resolved. Except as set forth on Schedule 5.13, there are no pending or, to the knowledge of the Seller, threatened actions or proceedings by any Governmental Authority, which would prohibit or materially impede the Business.

5.14         Financial Statements.          Seller has provided to Buyer copies of the unaudited balance sheet of the Seller at December 31, 2014 and December 31, 2015 and the related statements of income and cash flows for the years then ended together with the unaudited balance sheet of the Seller at September 30, 2016 and the related statements of income and cash flows for the nine months then ended (referred to as the “Most Recent Financial Statements”. Except as set forth on Schedule 5.14, the Most Recent Financial Statements fairly present, in all material respects, the net assets of the Business at December 31, 2015 and for the nine months ended September 30, 2016 and the operating profit or loss of the Business.

5.15         Absence of Certain Changes. Except as contemplated by this Agreement, reflected in the Most Recent Financial Statements or set forth on Schedule 5.15, since December 31, 2015, (i) the Business has been conducted in all material respects in the ordinary course of business and (ii) neither Seller nor the Selling Member have taken any of the following actions:

(a)          sold, assigned or transferred any material portion of the Purchased Assets other than (i) in the ordinary course of business or (ii) sales or other dispositions of obsolete or excess equipment or other assets not used in the Business;

(b)          cancelled any indebtedness other than in the ordinary course of business, or waived or provided a release of any rights of material value to the Business or the Purchased Assets;

(c)          except as required by Law, granted any rights to severance benefits, “stay pay”, termination pay or transaction bonus to any Business Employee or increased benefits payable or potentially payable to any such Business Employee under any previously existing severance benefits, “stay-pay”, termination pay or transaction bonus arrangements (in each case, other than grants or increases for which Buyer will not be obligated following the Closing);

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(d)          except in the ordinary course of business, made any capital expenditures or commitments therefor with respect to the Business in an amount in excess of $50,000 in the aggregate;

(e)          acquired any entity or business (whether by the acquisition of stock, the acquisition of assets, merger or otherwise), other than acquisitions that have not or will not become integrated into the Business;

(f)          amended the terms of any existing Employee Plan, except for amendments required by Law;

(g)          changed the Tax or accounting principles, methods or practices of the Business, except in each case to conform to changes required by Tax Law, in U.S. GAAP or applicable local generally accepted accounting principles;

(h)          amended, cancelled (or received notice of future cancellation of) or terminated any Assumed Contract which amendment, cancellation or termination is not in the ordinary course of business;

(i)          materially increased the salary or other compensation payable by Seller to any Business Employee, or declared or paid, or committed to declare or pay, any bonus or other additional payment to and Business Employees, other than (A) payments for which Buyer shall not be liable after Closing, (B) customary compensation increases and (C) bonus awards or payments under existing bonus plans and arrangements awarded to Business Employees which have been awarded or paid in the ordinary course of business;

(j)          failed to make any material payments under any Assumed Contracts or Permits as and when due (except where contested in good faith or cured by Seller) under the terms of such Assumed Contracts or Permits;

(k)          suffered any material damage, destruction or loss relating to the Business or the Purchased Assets, not covered by insurance;

(l)          incurred any material claims relating to the Business or the Purchased Assets not covered by applicable policies of liability insurance within the maximum insurable limits of such policies;

(m)          mortgaged, sold, assigned, transferred, pledged or otherwise placed an Encumbrance on any Purchased Asset, except in the ordinary course of business, as otherwise set forth herein or that will be released at Closing;

(n)          transferred, granted, licensed, assigned, terminated or otherwise disposed of, modified, changed or cancelled any material rights or obligations with respect to any of the Transferred Intellectual Property, except in the ordinary course of business; or

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(o)          entered into any agreement or commitment to take any of the actions set forth in paragraphs (a) through (n) of this Section 5.15.

5.16         Employee Benefit Plans. Attached on Schedule 5.16 is a list of all qualified and non-qualified pension and welfare benefit plans of Seller (the “Employee Plans”). Each of the Employee Plans has been operated in accordance with its terms, does not discriminate (as that term is defined in the Code) and will, along with all other bonus plans, incentive or compensation arrangements provided by Seller to or for its employees, be terminated by Seller immediately following Closing. All payments due from Seller pursuant thereto have been paid.

5.17         Business Employees. Attached on Schedule 5.17 is a list of all employees of Seller (collectively, the “Business Employees”), their current salaries or compensation, a listing of commission arrangements, a list of commitments for future salary or compensation increases, and the last salary raise with dates and amounts. Schedule 5.17 lists all individuals with whom Seller has employment, consulting, representative, labor, non-compete or any other restrictive agreements. Except as set forth on Schedule 5.17, Seller has not entered into any severance or similar arrangement with respect of any Business Employee (or any former employee or consultant) that will result in any obligation (absolute or contingent) of Buyer or Seller to make any payment to any Business Employee (or any former employee or consultant) following termination of employment.

5.18         Labor Relations. Except as set forth on Schedule 5.18, Seller has complied in all material respects with all federal, state and local laws, rules and regulations relating to the employment of labor including those related to wages, hours and the payment of withholding and unemployment Taxes. Seller has withheld all amounts required by law or agreement to be withheld from the wages or salaries of its employees and is not liable for any arrearage of wages or any Taxes or penalties for failure to comply with any of the foregoing.

5.19         Sponsors, Vendors and Suppliers. Attached on Schedule 5.19 is a complete and accurate list of (i) the five (5) largest sponsors of Seller in terms of revenue during the period from January 1, 2015 through September 30, 2016, showing the approximate total amount of sponsorship revenue by Seller from each such sponsor during such period; and (ii) the five (5) largest vendors and suppliers (whether of production services, event venues, equipment, fighter managers, etc.) to Seller in terms of purchases or payments made by Seller to such vendor or supplier during the period from January 1, 2015 through September 30, 2016, showing the approximate total purchases or payments by Seller from each such supplier during such period. Except as set forth on Schedule 5.19 and to Seller’s knowledge, as of the date of this Agreement there has been no adverse change in the business relationship of Seller with any sponsor, vendor or supplier named on Schedule 5.19 that is material to the Business or the financial condition of Seller.

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5.20         Conflict of Interest. Except as set forth on Schedule 5.20, neither Seller nor the Selling Member have any direct or indirect interest (except through ownership of less than five percent (5%) of the outstanding securities of corporations listed on a national securities exchange or registered under the Securities Exchange Act of 1934, as amended) in (i) any entity which does business with Seller or is competitive with the Business, or (ii) any property, asset or right which is used by Seller in the conduct of its Business.

5.21         Fighters Under Contract. Schedule 5.21 sets forth each agreement to which the Seller or Selling Member is a party with any professional mixed martial arts fighter and the economic terms of each such agreement (each a “Fighter Contract”). Each Fighter Contract is in full force and effect and, to Seller’s knowledge, there are no outstanding material defaults or violations under any such Fighter Contract on the part of the Seller or, to the knowledge of the Seller, on the part of any other party to such Fighter Contract, except for such defaults as will not have a material adverse effect on the Business or Purchased Assets, taken as a whole. Except as set forth on Schedule 5.21, there are no current or pending negotiations with respect to the renewal, repudiation or amendment of any Fighter Contract, other than in connection with negotiations for renewals and amendments in the ordinary course of business.

5.22         Inventories. All Inventory, except for obsolete items or items of below-standard quality which have been written off or written down on Seller’s balance sheet, has been purchased in the ordinary course of business, is free from material defects, consists of goods of the kind, quantity and quality regularly used and sold in the Business. The Inventory, except for obsolete items or items of below-standard quality which have been written off or written down on Seller’s balance sheet, is merchantable and fit for its intended purpose and Seller has not, is not contemplating, nor has any reason to believe that a recall of such items or any items previously sold by Seller is necessary or warranted.

5.23         Accounts Receivable. All of the Accounts Receivable are (and as of the Closing Date will be) bona fide receivables subject to no counterclaims or offsets and arose in the ordinary course of business. At the Closing and except for Permitted Encumbrances, no person or entity will have any lien on such Accounts Receivable or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment will have been made with respect to any such Accounts Receivable.

5.24         Insurance. Seller maintains (i) insurance on all the Purchased Assets covering property damage by fire or other casualty which it is customary for Seller to insure, (ii) insurance protection against all liabilities, claims, and risks against which it is customary for Seller to insure, and (iii) insurance for worker’s compensation and unemployment, products liability, and general public liability. All of such policies are consistent with past practices of Seller. Seller is not in default under any of such policies or binders. Such policies and binders are in full force and effect on the date hereof and shall be kept in full force and effect through the Closing Date.

5.25         Payment of Debts. Except for those liabilities assumed by Buyer pursuant to Section 2.3, Seller has made adequate provisions for payments of the amount due to its creditors and shall pay the same in full at Closing or pursuant to their existing terms on or before the Closing.

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5.26         Accuracy of Statements. No representation or warranty by Seller or Selling Member in this Agreement contains, or will contain, an untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading. There is no fact known to Seller or Selling Member that materially adversely affects the business, financial condition or affairs of the Business, Seller or Selling Member.

5.27         Representations and Warranties of Buyer. Neither Seller nor Selling Member are aware of, or have discovered through due diligence, any breaches by Buyer of its representations and warranties made in Article 6 of this Agreement, which they have not disclosed to Buyer.

5.28         Sufficiency of Assets. Other than as set forth on Schedule 5.28, the Purchased Assets constitute all of the assets necessary to conduct the Business as it is conducted as of the date of this Agreement. Other than as set forth on Schedule 5.28, all Permits and Assumed Contracts, including those identified on Schedule 2.1(d) will be available for use by the Buyer on materially identical terms (i) as of the Closing and (ii) for one year following the Closing.

5.29         The Selling Member.

(a)          The Selling Member has never (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against such Selling Member, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of such Selling Member’s assets, (iv) admitted in writing such Selling Member’s inability to pay his debts as they become due, or (v) taken or been the subject of any action that may have an adverse effect on his ability to comply with or perform any of his covenants or obligations under any of the Other Agreements.

(b)          Selling Member is not subject to any Order or is bound by any agreement that may have an adverse effect on his ability to comply with or perform any of his covenants or obligations under any of the Other Agreements. There is no Proceeding pending, and no Person has threatened to commence any Proceeding, that may have an adverse effect on the ability of Selling Member to comply with or perform any of his covenants or obligations under any of the Other Agreements. No event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

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5.30         Investment Purposes.

(a)          Seller and Selling Member (i) understand that the Buyer Shares to be issued to Seller pursuant to this Agreement have not been registered for sale under any federal or state securities Laws and that such shares are being offered and sold to Seller pursuant to an exemption from registration provided under Section 4(2) of the Securities Act, (ii) agree that Seller is acquiring such shares for its own account for investment purposes only and without a view to any distribution thereof other than to the Selling Member as permitted by the Securities Act and subject to the Lock-Up Agreement, (iii) acknowledge that the representations and warranties set forth in this Section 5.30 are given with the intention that the Buyer rely on them for purposes of claiming such exemption from registration, and (iv) understand that they must bear the economic risk of the investment in such shares for an indefinite period of time as such shares cannot be sold unless subsequently registered under applicable federal and state securities Laws or unless an exemption from registration is available therefrom.

(b)          Seller and Selling Member agree (i) that the shares of Buyer Shares to be issued to Seller pursuant to this Agreement will not be sold or otherwise transferred for value unless (x) a registration statement covering such shares has become effective under applicable state and federal securities laws, including, without limitation, the Securities Act, or (y) there is presented to the Buyer an opinion of counsel satisfactory to the Buyer that such registration is not required, (ii) that any transfer agent for the Buyer Shares may be instructed not to transfer any such shares unless it receives satisfactory evidence of compliance with the foregoing provisions, and (iii) that there will be endorsed upon any certificate evidencing such shares an appropriate legend calling attention to the foregoing restrictions on transferability of such shares. The Selling Member acknowledges that he will be subject to the Buyer’s insider trading policy.

(c)          Seller and Selling Member is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

(d)          Seller and Selling Member (i) are aware of the business, affairs and financial condition of the Buyer and the other, and have acquired sufficient information about the Buyer to reach an informed and knowledgeable decision to acquire the shares of Common Stock to be issued to Seller pursuant to this Agreement, (ii) have discussed the Buyer’s plans, operations and financial condition with the Buyer’s officers, (iii) have received all such information as they have deemed necessary and appropriate to enable them to evaluate the financial risk inherent in making an investment in the shares of Common Stock to be issued pursuant to this Agreement, (iv) have sufficient knowledge and experience in financial and business matters and in the business of conducting mixed martial arts promotions so as to be capable of evaluating the merits and risks of their investment in Common Stock, and (v) are capable of bearing the economic risks of such investment.

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ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and the Selling Member as follows:

6.1           Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its property and to carry on its business as it is now being conducted.

6.2           Due Authorization. Buyer has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Agreements and the execution and delivery of this Agreement and the Other Agreements and the performance of all of its obligations hereunder and thereunder has been duly and validly authorized and approved by all necessary corporate action of the Buyer. This Agreement has been, and on the Closing Date the Other Agreements will have been, duly executed and delivered by Buyer and constitutes, or, in the case of the Other Agreements will constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally.

6.3           Consents. No notice to, filing with, authorization of, exemption by, or consent of, any Person is required for Buyer to consummate the transactions contemplated hereby.

6.4           No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (i) a violation of or a conflict with any provision of the certificate of incorporation, by-laws or other organizational document of Buyer; (ii) a breach of, or a default under, any term of provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which Buyer is a party which breach or default would have a material adverse effect on the business or financial condition of Buyer or their ability to consummate the transactions contemplated hereby; or (iii) a violation by Buyer of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation would have a material adverse effect on the business or financial condition of Buyer or its ability to consummate the transactions contemplated hereby.

6.5           Brokers, Etc. No broker or investment banker acting on behalf of Buyer or under the authority of Buyer is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from Seller or Buyer in connection with any of the transactions contemplated herein, other than any fee that is the sole responsibility of Buyer.

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6.6           Accuracy of Statements. No representation or warranty by Buyer in this Agreement contains, or will contain, an untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading. There is no fact known to Buyer that materially adversely affects the business, financial condition or affairs of the Buyer.

6.7           Representations and Warranties of Seller and the Selling Member. Buyer is not aware of, nor has discovered through due diligence, any breaches by Seller or Selling Member of their respective representations and warranties made in Article 5 of this Agreement, which it has not disclosed to Seller and the Selling Member.

6.8           Capitalization. The authorized capital stock of the Buyer consists of (i) 45,000,000 shares of Common Stock, of which on the date hereof 9,404,462 shares are issued and outstanding, and (ii) 5,000,000 shares of preferred stock, $0.001 par value per share, of which on the date hereof and on the Closing Date no shares are issued and outstanding. Other that shares underlying employee options and restricted shares issued under the Buyer’s 2016 Equity Incentive Plan and warrants to purchase an aggregate of 222,230 shares of Common Stock at an exercise price of $7.42 per share issued to the Buyer’s underwriter and its affiliates in connection with its initial public offering, no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase, acquire (including rights of first refusal, anti-dilution or pre-emptive rights) or register under the Securities Act any shares of capital stock of the Company is authorized or outstanding. At the Closing, the shares of Common Stock to be issued to Seller as consideration for the Purchase Price will be duly authorized, validly issued, fully paid and non-assessable.

ARTICLE 7

COVENANTS AND CONDUCT OF SELLER

FROM THE DATE OF EXECUTION OF THIS AGREEMENT TO THE CLOSING DATE

Seller and the Selling Member, jointly and severally, covenant that from the date of the execution of this Agreement to the Closing Date, Seller shall:

7.1           Compensation. Except in the ordinary course of business or as set forth on Schedule 7.1, not increase or commit to increase, the amount of compensation payable, or to become payable by Seller, or make, any bonus, profit-sharing or incentive payment to any of its officers, directors or relatives of any of the foregoing;

7.2           Encumbrance of Assets. Not cause any Encumbrance of any kind other than Permitted Encumbrances to be placed upon any of the Purchased Assets or other assets of Seller, exclusive of liens arising as a matter of law in the ordinary course of business as to which there is no known default;

7.3           Incur Liabilities. Not take any action which would cause Seller to incur any obligation or liability (absolute or contingent) except liabilities and obligations incurred in the ordinary course of business or which will be paid at Closing;

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7.4           Disposition of Assets. Not sell or transfer any of the Purchased Assets or any other tangible or intangible assets of Seller or cancel any debts or claims, except in each case in the ordinary course of business;

7.5           Executory Agreements. Except for modifications in connection with extensions of existing agreements in the ordinary course of business, not modify, amend, alter, or terminate (by written or oral agreement, or any manner of action or inaction), any of the executory agreements of Seller including, without limitation, any Fighter Contracts, agreements with vendors, televisions or media partners, event sponsors or event venue providers except as otherwise approved by Buyer in writing, which consent will not be unreasonably withheld or delayed;

7.6           Material Transactions. Not enter into any transaction material in nature or amount without the prior written consent of Buyer, except for transactions in the ordinary course of business;

7.7           Purchase or Sale Commitments. Not undertake any purchase or sale commitment that will result in purchases outside of customary requirements;

7.8           Preservation of Business. Use its best efforts to preserve the Purchased Assets, keep in faithful service the present officers and key employees of Seller (other than increasing compensation to do so) and preserve the goodwill of its suppliers, customers and others having business relations with Seller;

7.9           Investigation. Allow, during normal business hours, Buyer’s personnel, attorneys, accountants and other authorized representatives free and full access to the plans, properties, books, records, documents and correspondence, and all of the work papers and other documents relating to Seller in the possession of Seller, its officers, directors, employees, auditors or counsel, in order that Buyer may have full opportunity to make such investigation as it may desire of the properties and Business of Seller;

7.10         Compliance with Laws. Comply in all material respects with all Laws applicable to Seller or to the conduct of its Business;

7.11         Notification of Material Changes. Provide Buyer’s representatives with prompt written notice of any material and adverse change in the condition (financial or other) of Seller’s assets, liabilities, earnings, prospects or business which has not been disclosed to Buyer in this Agreement; and

7.12         Cooperation. Cooperate fully, completely and promptly with Buyer in connection with (i) securing any approval, consent, authorization or clearance required hereunder, or (ii) satisfying any condition precedent to the Closing without additional cost and expense to Seller unless such action is otherwise the obligation of Seller.

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7.13         Financial Statements. Cooperate fully, completely and promptly with Buyer, its counsel, and all auditors in connection with providing Buyer at Seller’s expense all Seller audited and reviewed financial statements required by the Commission and Regulation S-X promulgated under the Securities Act for inclusion in the Buyer’s Form 8-K.

Nothing in this Agreement shall prohibit Seller from paying dividends and other distributions to the Selling Member.

ARTICLE 8

CONDITIONS TO CLOSING

8.1           Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions (any one or more of which may be waived in whole or in part by Seller):

(a)          Performance of Agreements and Conditions. All agreements and covenants to be performed and satisfied by Buyer hereunder on or prior to the Closing Date shall have been duly performed and satisfied by Buyer in all material respects.

(b)          Representations and Warranties True. The representations and warranties of Buyer contained in this Agreement that are qualified as to materiality shall be true and correct, and all other representations and warranties of Buyer contained in this Agreement shall be true and correct except for breaches of, or inaccuracies in, such representations and warranties that, in the aggregate, would not have a material adverse effect on the expected benefits to Seller of the transactions contemplated by this Agreement taken as a whole, in each such case on and as of the Closing Date, with the same effect as though made on and as of the Closing Date, and there shall be delivered to Seller on the Closing Date a certificate, in form of Exhibit H attached hereto, executed by the Chief Executive Officer of Buyer to that effect (the “Buyer Officer’s Certificate”).

(c)          Payment of Purchase Price. Buyer shall have paid the Purchase Price and assumed the Assumed Liabilities as provided in Section 4.2(b).

(d)          No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any Person to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated hereby. No order, judgment or decree by any court or regulatory body shall have been entered in any action or proceeding instituted by any party that enjoins, restricts, or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.

(e)          Other Agreements. Buyer shall have delivered to Seller a duly executed copy of each of the Other Agreements.

(f)          Required Consents. Seller shall have obtained all consents of or notification to any third parties required by the terms of any Assumed Contract or applicable law for Seller to assign it rights and obligations to Buyer as contemplated by this Agreement.

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8.2           Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions (any one or more of which may be waived in whole or in part by Buyer):

(a)          Performance of Agreements and Covenants. All agreements and covenants to be performed and satisfied by Seller and the Selling Member hereunder on or prior to the Closing Date shall have been duly performed and satisfied by Seller in all material respects.

(b)          Representations and Warranties True. The representations and warranties of Seller and the Selling Member contained in this Agreement that are qualified as to materiality shall be true and correct, and all other representations and warranties of Seller and the Selling Member contained in this Agreement shall be true and correct except for breaches of, or inaccuracies in, such representations and warranties that, in the aggregate, would not have a material adverse effect on the Purchased Assets or the Business taken as a whole, in each such case on and as of the Closing Date with the same effect as though made on and as of the Closing Date (except for those representations and warranties that specifically refer to some other date), and there shall be delivered by Seller on the Closing Date a certificate, in form of Exhibit I attached hereto, executed by the Manager of Seller to that effect (the “Seller Officer’s Certificate”).

(c)          No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any Person to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated hereby. No order, judgment or decree by any court or regulatory body shall have been entered in any action or proceeding instituted by any party that enjoins, restricts, or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.

(d)          Other Agreements. Seller and the Selling Member shall have delivered to Buyer a duly executed copy of each of the Other Agreements to which it is a party.

(e)          Material Adverse Change. There shall not have been a material adverse change in the Seller’s business, financial condition, prospects, assets or operations relating to the Purchased Assets or the Business, taken as a whole, except to the extent such material adverse change arises from or relates to: (i) any change in economic, business or financial market conditions in the United States or regions in which the Business operates, (ii) changes in any Laws or in accounting rules or standards; (iii) any natural disaster, act of terrorism or war, or the outbreak of hostilities, or any other international or domestic calamity or crisis; (iv) any action taken or not taken with the prior written consent of the Purchaser or required or expressly permitted by the terms of this Agreement; (v) the pendency of this Agreement and the transactions contemplated hereby; or (vi) any existing event, circumstance, change or effect with respect to which the Buyer has knowledge as of the date of this Agreement.

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(f)           Non-Competition and Non-Solicitation Agreements. The Selling Member shall have entered into a Non-Competition and Non-Solicitation Agreement with the Buyer in substantially the form attached hereto as Exhibit G.

(g)          Required Consents. Seller shall have obtained all consents of or notification to any third parties required by the terms of any Assumed Contract or applicable law for Seller to assign it rights and obligations to Buyer as contemplated by this Agreement.

(h)          Satisfaction of Encumbrances. Seller shall deliver a payoff letter or similar documentation, in form reasonably acceptable to Buyer, terminating any Encumbrance on any of the Purchased Assets, together with executed UCC-2 or UCC-3 termination statements (or any other applicable termination statement) executed by each Person holding Encumbrances on any Purchased Asset.

ARTICLE 9

POST-CLOSING COVENANTS, OTHER AGREEMENTS

9.1           Availability of Records. After the Closing, Buyer, shall make available to Seller as reasonably requested by Seller, its agents and representatives, or as requested by any Governmental Authority, all information, records and documents relating to the Purchased Assets for all periods prior to Closing and shall preserve all such information, records and documents until the later of: (a) six (6) years after the Closing; (b) the expiration of all statutes of limitations for Taxes for periods prior to the Closing, or extensions thereof applicable to Seller and its shareholders for Tax information, records or documents; or (c) the required retention period for all government contract information, records or documents. Prior to destroying any records related to Seller for the period prior to the Closing, Buyer shall notify Seller ninety (90) days in advance of any such proposed destruction of its intent to destroy such records, and Buyer will permit Seller to retain any such records.

9.2           Tax Matters.

(a)          Bifurcation of Taxes. Seller and its Affiliates shall be solely liable for all Taxes imposed upon Seller attributable to the Purchased Assets for all taxable periods ending on or before the Closing Date. Buyer and its Affiliates shall be solely liable for any Taxes imposed upon Buyer attributable to the Purchased Assets for any taxable year or taxable period commencing after the Closing Date.

(b)          Transfer Taxes. Buyer and Seller shall each pay one-half of any and all sales, use, transfer and documentary Taxes and recording and filing fees applicable to the transfer of the Purchased Assets.

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(c)          Cooperation and Records. After the Closing Date, Buyer and Seller shall cooperate in the filing of any Tax returns or other Tax-related forms or reports, to the extent any such filing requires providing each other with necessary relevant records and documents relating to the Purchased Assets. Seller and Buyer shall cooperate in the same manner in defending or resolving any Tax audit, examination or Tax-related litigation. Buyer and Seller shall cooperate in the same manner to minimize any transfer, sales and use Taxes. Nothing in this Section shall give Buyer or Seller any right to review the other’s Tax returns or Tax related forms or reports.

(d)          Bulk Sales Laws. Seller and Buyer waive compliance with bulk sales laws for Tax purposes.

9.3           Post-Closing Delivery. Subject to the provisions of Section 4.2, Seller agrees to arrange for physical delivery to Buyer of the tangible Purchased Assets in Seller’s possession. Buyer and Seller acknowledge that title and risk of loss with respect to all Purchased Assets shall pass to Buyer at Closing. Seller agrees to use commercially reasonable efforts to preserve and maintain the tangible Purchased Assets in good working condition and to protect such Purchased Assets against damage, deterioration and other wasting. All Intellectual Property (in particular all MMA video content) comprising the Purchased Assets will be delivered to Buyer in electronic form consistent with common industry practice.

ARTICLE 10

INDEMNIFICATION

10.1         Indemnification by Seller and the Selling Member. Seller and Selling Member hereby jointly and severally agree to indemnify, defend and hold Buyer harmless from and against any Losses (defined below) in respect of the following:

(a)          Losses resulting in bodily injury, wrongful death, and/or property damages, including without limitation, actual, punitive, direct, indirect, or consequential damages and all attorney’s fees and court costs recoverable by the injured party or parties arising out of litigation that is currently pending against Seller or arising from facts which occurred prior to Closing which, in the case of litigation, the defense of which is not being defended by Seller’s insurance carrier or, if the same results in or has resulted in a verdict or damages to be paid, the same is not being paid by Seller’s insurance company.

(b)          Losses resulting from the breach of any representations, warranties, covenants or agreements made by Seller or Selling Member in this Agreement or the Other Agreements.

10.2         Indemnification by Buyer. Buyer hereby agrees to indemnify, defend and hold Seller and the Selling Member harmless from and against any Losses in respect of the following:

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(a)          Losses resulting from any breach of any representations, warranties, covenants or agreements made by Buyer in this Agreement or the Other Agreements.

(b)          Buyer’s operation of the Business and ownership of the Purchased Assets after the Closing, including, without limitation, all sales and use Taxes, ad valorem Taxes, and products liability claims with respect to such post-Closing operations.

(c)          The Assumed Liabilities, including all claims arising from the obligations assumed under the Assumed Contracts as set forth in Section 2.1(d).

10.3         Indemnification Procedure for Third-Party Claims.

(a)          In the event that any party (the “Indemnified Person”) desires to make a claim against any other party (the “Indemnifying Person”) in connection with any Losses for which the Indemnified Person may seek indemnification hereunder in respect of a claim or demand made by any Person not a party to this Agreement against the Indemnified Person (a “Third-Party Claim”), such Indemnified Person must notify the Indemnifying Person in writing, of the Third-Party Claim (a “Third-Party Claim Notice”) as promptly as reasonably possible after receipt, but in no event later than fifteen (15) calendar days after receipt, by such Indemnified Person of notice of the Third-Party Claim; provided, that failure to give a Third-Party Claim Notice on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Person shall have been actually and materially prejudiced as a result of such failure. Upon receipt of the Third-Party Claim Notice from the Indemnified Person, the Indemnifying Person shall be entitled, at the Indemnifying Person’s election, to assume or participate in the defense of any Third-Party Claim at the cost of Indemnifying Person. In any case in which the Indemnifying Person assumes the defense of the Third-Party Claim, the Indemnifying Person shall give the Indemnified Person ten (10) calendar days’ notice prior to executing any settlement agreement and the Indemnified Person shall have the right to approve or reject the settlement and related expenses; provided, however, that upon rejection of any settlement and related expenses, the Indemnified Person shall assume control of the defense of such Third-Party Claim and the liability of the Indemnifying Person with respect to such Third-Party Claim shall be limited to the amount or the monetary equivalent of the rejected settlement and related expenses.

(b)          The Indemnified Person shall retain the right to employ its own counsel and to discuss matters with the Indemnifying Person related to the defense of any Third-Party Claim, the defense of which has been assumed by the Indemnifying Person pursuant to Section 10.3(a) of this Agreement, but the Indemnified Person shall bear and shall be solely responsible for its own costs and expenses in connection with such participation; provided, however, that, subject to Section 10.3(a) above, all decisions of the Indemnifying Person shall be final and the Indemnified Person shall cooperate with the Indemnifying Person in all respects in the defense of the Third-Party Claim, including refraining from taking any position adverse to the Indemnifying Person.

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(c)          If the Indemnifying Person fails to give notice of the assumption of the defense of any Third-Party Claim within a reasonable time period not to exceed forty-five (45) days after receipt of the Third-Party Claim Notice from the Indemnified Person, the Indemnifying Person shall no longer be entitled to assume (but shall continue to be entitled to participate in) such defense. The Indemnified Person may, at its option, continue to defend such Third-Party Claim and, in such event, the Indemnifying Person shall indemnify the Indemnified Person for all reasonable fees and expenses in connection therewith (provided it is a Third-Party Claim for which the Indemnifying Person is otherwise obligated to provide indemnification hereunder). The Indemnifying Person shall be entitled to participate at its own expense and with its own counsel in the defense of any Third-Party Claim the defense of which it does not assume. Prior to effectuating any settlement of such Third-Party Claim, the Indemnified Person shall furnish the Indemnifying Person with written notice of any proposed settlement in sufficient time to allow the Indemnifying Person to act thereon. Within fifteen (15) days after the giving of such notice, the Indemnified Person shall be permitted to effect such settlement unless the Indemnifying Person (a) reimburses the Indemnified Person in accordance with the terms of this Article 10 for all reasonable fees and expenses incurred by the Indemnified Person in connection with such Claim; (b) assumes the defense of such Third-Party Claim; and (c) takes such other actions as the Indemnified Person may reasonably request as assurance of the Indemnifying Person’s ability to fulfill its obligations under this Article 10 in connection with such Third-Party Claim.

10.4         Indemnification Procedure for Other Claims. An Indemnified Party wishing to assert a claim for indemnification which is not a Third Party Claim subject to Section 10.3 (a “Claim”) shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) which contains (i) a description and, if then known, the amount (the “Claimed Amount”) of any Losses incurred by the Indemnified Party or the method of computation of the amount of such claim of any Losses, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article 10 and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Losses. Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (A) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by delivery to the Escrow Agent of the Claim Notice), (B) agree in a “Counter Notice” that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”), or (C) contest that the Indemnified Party is entitled to receive any of the Claimed Amount including the reasons therefor. If the Indemnifying Party in the Counter Notice or otherwise contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within sixty (60) days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 12.17.

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10.5         Losses.

(a)          For purposes of this Agreement, “Losses” shall mean all actual liabilities, losses, costs, damages, penalties, assessments, demands, claims, causes of action, including, without limitation, reasonable attorneys’, accountants’ and consultants’ fees and expenses and court costs, including punitive, indirect, consequential or other similar damages. Losses shall include punitive, indirect, consequential or similar damages only for claims brought by third parties.

(b) Any liability for indemnification under this Agreement shall be determined without duplication of recovery due to the facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(c)          The Indemnified Person agrees to use all reasonable efforts to obtain recovery from any and all third parties who are obligated respecting a Loss (e.g. parties to indemnification agreements, insurance companies, etc.) (“Collateral Sources”) respecting any Claim pursuant to which the Indemnified Person is entitled to indemnification hereunder. If the amount to be netted hereunder from any payment from a Collateral Source is determined after payment of any amount otherwise required to be paid to an Indemnified Person under this Article 10, the Indemnified Person shall repay to the Indemnifying Person, promptly after such receipt from Collateral Source, any amount that the Indemnifying Person would not have had to pay pursuant to this Article 10 had such receipt from the Collateral Source occurred at the time of such payment.

(d)          Each Indemnified Person shall (and shall cause its Affiliates to) use commercially reasonable efforts to mitigate any claim for Losses that an Indemnified Person asserts under this Article 10.

(e)          The amount of any and all Losses (and other indemnification payments) under this Agreement shall be decreased by (A) any Tax benefits in excess of Tax detriments actually realized by the applicable Indemnified Person related to the Loss, including deductibility of any such Losses (or other items giving rise to such indemnification payment), and (B) the amount of any insurance proceeds or other amounts recoverable from Collateral Sources (netted against deductibles and other costs associated with making or pursuing any such claims, as applicable), received or to be received by the applicable Indemnified Person with respect to such Losses under any insurance policy maintained by the Indemnified Person or any other Person or from any other Collateral Source. The Indemnified Person will assign to the Indemnifying Person any rights or contribution or subrogation the Indemnified Person may have against or respecting any Collateral Source or other Persons related to such Loss which is indemnified by the Indemnifying Person hereunder.

10.6         Certain Limitations. Notwithstanding anything to the contrary contained in this Agreement: (i) Neither Seller and the Selling Member nor Buyer shall be required to indemnify any party hereunder for their breach of any representation or warranty unless and until the aggregate amount of Losses arising from such types of breaches shall exceed $25,000.00 and at such time as the aggregate amount of Losses exceeds such amount the obligation to indemnify shall include all Losses including the first $25,000.00; and (ii) Seller and the Selling Member shall not be liable to provide indemnification hereunder in an aggregate amount in excess of the value of the Escrowed Shares, if any, that are in the possession of the Escrow Agent.

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10.7         Exclusive Remedies. Each of Buyer, Seller and the Selling Member acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement and the Other Agreements shall be pursuant to the indemnification set forth in this Article 10, and such party shall have no other remedy or recourse with respect to any of the foregoing other than pursuant to, and subject to the terms and conditions of, this Article 10; provided, that the foregoing limitation shall not apply to claims seeking specific performance or other available equitable relief.

ARTICLE 11

TERMINATION AND SURVIVAL

11.1         Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a)          with the mutual consent of Buyer and Seller;

(b)          by Buyer, if it is not then in material breach of its obligations under this Agreement and if (A) any of Seller’s or the Selling Member’s representations and warranties contained in this Agreement shall be inaccurate such that the condition set forth in Section 8.2(b) would not be satisfied, or (B) any of Seller’s or the Selling Member’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 8.2(a) would not be satisfied; provided, however, that Buyer shall not terminate this Agreement under this Section on account of any breach or inaccuracy that is curable by Seller unless Seller fails to cure such inaccuracy or breach within ten (10) Business Days after receiving written notice from Buyer of such inaccuracy or breach; or

(c)          by Seller, if it is not then in material breach of its obligations under this Agreement and if (A) any of Buyer’s representations and warranties contained in this Agreement shall be inaccurate such that the condition set forth in Section 8.1(b) would not be satisfied, or (B) any of Buyer’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 8.1(a) would not be satisfied; provided, however, that Seller shall not terminate this Agreement under this Section on account of any breach or inaccuracy that is curable by Buyer unless Buyer fails to cure such inaccuracy or breach within ten (10) Business Days after receiving written notice from Seller of such inaccuracy or breach.

(d)          by Buyer or Seller if the Closing has not occurred on or prior to May 3, 2017, as such date may be extended by mutual agreement of Buyer and Seller, upon written notice by Buyer to Seller or Seller to Buyer; provided that the Person providing notice of termination is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement.

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11.2         Procedure Upon Termination. In the event of termination and abandonment by Buyer or Seller, or both, pursuant to Section 11.1 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Purchased Assets hereunder shall be abandoned, without further action by Buyer or Seller. If this Agreement is terminated as provided herein each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

11.3         Effect of Termination.

(a)          In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Buyer or Seller; provided, however, that the obligations of the parties set forth in Article 10, this Section 11.3 and Sections 12.2, 12.3, 12.4, 12.7, 12.9, 12.13, and 12.15 hereof shall survive any such termination and shall be enforceable hereunder.

(b)          Nothing in this Section 11.3 shall relieve Buyer or Seller of any liability for a material breach of this Agreement prior to the date of termination, the damages recoverable by the non-breaching party shall include all attorneys’ fees reasonably incurred by such party in connection with the transactions contemplated hereby.

11.4         Survival of Representations and Warranties. Except with respect to (a) the covenants of Buyer, Seller and the Selling Member which are intended to survive the Closing, (b) Seller’s and the Selling Member’s representations provided for in Section 5.2(a), 5.4 and 5.8 which survive indefinitely, (c) Seller’s and Selling Member’s representations provided for in Sections 5.6, 5.11, 5.14, 5.16 and 5.22 which survive until the applicable statute of limitations expires with respect to claims arising under such Sections, and (d) Buyer’s representation provided for in Section 6.2 which survives indefinitely, the representations and warranties of each of the parties hereto shall survive the Closing for a period of twenty-four (24) months.

ARTICLE 12

MISCELLANEOUS

12.1         Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no assignment shall be made by either party without the prior express written consent of the other party.

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12.2         Risk of Loss. All risk of loss with respect to the Purchased Assets to be transferred hereunder shall remain with Seller until the transfer of the Purchased Assets and the Business on the Closing Date. Anything to the contrary in this Agreement notwithstanding, in the event there has been any material damage to or destruction of any of the Purchased Assets prior to the Closing Date and Buyer elects to consummate the transactions contemplated herein, at Closing, Seller shall assign to Buyer all of Seller’s right to receive insurance proceeds toward the repair or replacement of such Purchased Assets, if any, and if no such insurance is in effect or the amount payable thereunder is insufficient to repair or replace any such Purchased Assets, the parties shall equitably adjust the Purchase Price; provided, however, if any such adjustment would result in a reduction in the Purchase Price of more than five percent (5%), Seller and the Selling Member’s shall have the option to terminate this Agreement.

12.3         Confidentiality. All information gained by either party concerning the other as a result of the transactions contemplated hereby (“Confidential Information”), including the execution and consummation of the transactions contemplated hereby and the terms thereof and information obtained by Buyer and its representatives in conducting due diligence respecting Seller and the Purchased Assets, will be kept in strict confidence. All Confidential Information will be used only for the purpose of consummating the transactions contemplated hereby. Following the Closing, all Confidential Information relating to the Business disclosed by Seller to Buyer shall become the Confidential Information of Buyer, subject to the restrictions on use and disclosure by Seller imposed under this Section 12.3. Neither Seller, the Selling Member, nor Buyer shall, without having previously informed the other party about the form, content and timing of any such announcement, make any public disclosure with respect to the Confidential Information or transactions contemplated hereby, except:

(a)          As may be required by the Securities Act or the Exchange Act for inclusion in any report required to be disclosed pursuant thereto; or

(b)          As may be required by applicable Law provided that, in any such event, the party required to make the disclosure will (I) provide the other party with prompt written notice of any such requirement so that such other party may seek a protective order or other appropriate remedy, (II) consult with and exercise in good faith all reasonable efforts to mutually agree with the other party regarding the nature, extent and form of such disclosure, (III) limit disclosure of Confidential Information to what is legally required to be disclosed, and (IV) exercise its best efforts to preserve the confidentiality of any such Confidential Information; or

(c)          Buyer may disclose the terms of this Agreement and the transactions contemplated hereby to an actual or prospective underwriter, lender, investor, partner or agent, subject to a non-disclosure agreement pursuant to which such lender, investor, partner or agent agrees to be bound by the terms of this Section 12.3; or

(d)          Disclosure to a party’s representatives and advisors in connection with advising such party and preparing its Tax returns.

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12.4         Expenses. Each party shall bear its own expenses with respect to the transactions contemplated by this Agreement.

12.5         Severability. Each of the provisions contained in this Agreement shall be severable, and the unenforceability of one shall not affect the enforceability of any others or of the remainder of this Agreement.

12.6         Entire Agreement. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by all of the parties hereto. This Agreement and the Other Agreements contain the entire agreement of the parties hereto with respect to the transactions covered hereby, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof.

12.7         No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied (including Article 10), shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

12.8         Waiver. The failure of any party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof. Any waiver hereunder shall be effective only if delivered to the other party hereto in writing by the party making such waiver.

12.9         Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware without regard to the conflicts of laws provisions thereof.

12.10        Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

12.11       Counterparts. The parties may execute this Agreement in one or more counterparts, and each fully executed counterpart shall be deemed an original.

12.12       Further Documents. Each of Buyer, Seller and the Selling Member shall, and shall cause its respective Affiliates to, at the request of another party, execute and deliver to such other party all such further instruments, assignments, assurances and other documents as such other party may reasonably request in connection with the carrying out of this Agreement and the transactions contemplated hereby.

12.13       Notices. All communications, notices and consents provided for herein shall be in writing and be given in person or by means of facsimile (with request for assurance of receipt in a manner typical with respect to communications of that type and confirmation by mail), by overnight courier or by registered or certified mail, and shall become effective: (a) on delivery if given in person; (b) on the date of transmission if sent by facsimile; (c) one (1) Business Day after delivery to the overnight service; or (d) four (4) Business Days after being mailed, with proper postage and documentation, for first-class registered or certified mail, prepaid.

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Notices shall be addressed as follows:

If to Buyer, to:

Alliance MMA, Inc.

590 Madison Avenue, 21st Floor

New York, New York 10022

Attention: Paul K. Danner, III

Phone: (212) 739-7825
Fax: (212) 658-9291

Email: pdanner@alliancemma.com

with copies to:

Mazzeo Song P.C.

444 Madison Avenue, 4th Floor

New York, NY 10022

Attention: Robert L. Mazzeo, Esq.

Phone: (212) 599-0310

Fax: (212) 599-8400

Email: rmazzeo@mazzeosong.com

If to Seller or the Selling Member, to:

David Oblas

60 Perimeter Center Place NE

#210

Atlanta, GA 30346

Phone: (404) 579-9404

Email: dave@undisputedproductions.com

provided, however, at the time of mailing or within three (3) Business Days thereafter there is or occurs a labor dispute or other event that might reasonably be expected to disrupt the delivery of documents by mail, any communication, notice or consent provided for herein shall be given in person or by means of facsimile or by overnight courier, and further provide that if any party shall have designated a different address by notice to the others, then to the last address so designated.

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12.14         Schedules. Buyer and Seller agree that any disclosure in any Schedule attached hereto shall (a) constitute a disclosure only under such specific Schedule and shall not constitute a disclosure under any other Schedule referred to herein unless a specific cross-reference to another Schedule is provided or such disclosure is otherwise clear from the context of the disclosure in such Schedule and (b) not establish any threshold of materiality. Seller or Buyer may, from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, supplement or amend any Schedule, including one or more supplements or amendments to correct any matter which would constitute a breach of any representation, warranty, covenant or obligation contained herein. No such supplemental or amended Schedule shall be deemed to cure any breach for purposes of Section 8.2(b). If, however, the Closing occurs, any such supplement and amendment will be effective to cure and correct for all other purposes any breach of any representation, warranty, covenant or obligation which would have existed if Seller or Buyer had not made such supplement or amendment, and all references to any Schedule hereto which is supplemented or amended as provided in this Section 12.14 shall for all purposes at and after the Closing be deemed to be a reference to such Schedule as so supplemented or amended.

12.15         Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other gender as the context requires.

12.16         Knowledge. As used herein, Seller will be deemed to have knowledge of a particular fact or matter only if Dave Oblas is actually aware of the fact or matter, or with the exercise of reasonable diligence should have been aware of the fact or mater.

12.17         Submission to Jurisdiction. Each of Buyer, Seller and Selling Member (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or any other federal or state court in the State of Delaware if it is determined that the Court of Chancery does not have jurisdiction over such action) in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other party with respect thereto. Either party may make service on the other party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 12.13. Nothing in this Section 12.17, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

12.18         Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH ANY MATTER WHICH IS THE SUBJECT OF THIS AGREEMENT, THE OTHER AGREEMENTS OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Signature Page to Asset Purchase Agreement Follows]

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[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

SELLER:

UNDISPUTED PRODUCTIONS, LLC

By:	/s/ David Oblas
Name:	Dave Oblas
Title:	Manager

SELLING MEMBER:

/s/ David Oblas
Dave Oblas

BUYER:

ALLIANCE MMA, INC.

By:	/s/ Paul K. Danner
Name:	Paul K. Danner, III
Title:	Chief Executive Officer

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EXHIBITS AND SCHEDULES

Exhibits

Exhibit A:	Form of Assignment and Assumption Agreement
Exhibit B:	Form of Bill of Sale, Conveyance and Assignment
Exhibit C:	Form of Executive Employment Agreement
Exhibit D:	Form of Intellectual Property Transfer Agreement
Exhibit E:	Form of Lock-Up Agreement
Exhibit F:	Form of Make Good Escrow Agreement
Exhibit G	Form of Non-Competition and Non-Solicitation Agreement
Exhibit H	Form of Buyer Officer’s Certificate
Exhibit I	Form of Seller Officer’s Certificate

Schedules

Schedule 2.1	Permitted Encumbrances
Schedule 2.1(c)	Equipment
Schedule 2.1(d)	Assumed Contracts
Schedule 2.1(e)	Real Estate Leases
Schedule 2.1(n)	Additional Assets
Schedule 2.2	Excluded Assets
Schedule 2.3	Assumed Liabilities
Schedule 3.4	Allocation of Purchase Price
Schedule 5.3	Equipment and other Purchased Assets
Schedule 5.4	Title
Schedule 5.5	Intellectual Property
Schedule 5.6	Litigation
Schedule 5.7	Required Consents
Schedule 5.10	Contract Exceptions
Schedule 5.12	Scope of Rights in Purchased Assets
Schedule 5.13	Compliance with Laws
Schedule 5.14	Financial Statements
Schedule 5.15	Certain Changes
Schedule 5.16	Employee Plans
Schedule 5.17	Business Employees
Schedule 5.18	Labor Relations
Schedule 5.19	Sponsors, Vendors and Suppliers
Schedule 5.20	Conflicts
Schedule 5.21	Fighters Under Contract
Schedule 6.3	Buyer Consents
Schedule 7.1	Compensation Covenant

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Schedule 2.1

Permitted Encumbrances

None

Schedule 2.1(c)

Equipment

Fighter training cage and related equipment

Gloves and show accessories

Schedule 2.1(d)

Assumed Contracts

See Schedule 5.21

Schedule 2.1(e)

Real Estate Leases

None

Schedule 2.1(n)

Additional Assets

None

Schedule 2.2

Excluded Assets

None

Schedule 3.4

Allocation of Purchase Price

To be agreed to and attached at Closing

Schedule 5.3

Equipment and other Purchased Assets

None

Schedule 5.5

Intellectual Property

TRADEMARKS

“NFC” and “National Fighting Championships” (pending USPTO filing)

PATENTS

None

COPYRIGHTS

Copyrights in all Fighter Promotional Materials, videos and other audiovisual and multi-media materials together with all other copyrights in and to all the copyrightable materials included in the Purchased Assets.

Schedule 5.6

Litigation

None

Schedule 5.7

Required Consents

The Georgia State Boxing Commission will require the Buyer to obtain a MMA Promotion license in Georgia or may require the Selling Member to amend his license to reflect that the Business was acquired by the Buyer.

Schedule 5.10

Contract Exceptions

None

Schedule 5.12

Scope of Rights in Purchased Assets

None

Schedule 5.13

Compliance with Laws

None

Schedule 5.14

Financial Statements

None

Schedule 5.15

Certain Changes

None

Schedule 5.16

Employee Plans

None

Schedule 5.17

Business Employees

None. All Business event staff are 1099 Independent contractors hired on a per event basis.

Schedule 5.18

Labor Relations

None

Schedule 5.19

Sponsors, Vendors and Suppliers

Schedule 5.20

Conflicts

None

Schedule 5.21

Fighters Under Multi-Fight Contracts

Schedule 6.3

Buyer Consents

None

Schedule 7.1

Compensation Covenant

Not Applicable

Exhibit A

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT dated as of May __, 2017 is entered into by and among UNDISPUTED PRODUCTIONS, LLC, a Georgia limited liability company (“Seller”) and ALLIANCE MMA, INC., a Delaware corporation (“Buyer”) and is delivered pursuant to, and subject to the terms of, that certain Asset Purchase Agreement, dated as of May __, 2017 (the “Asset Purchase Agreement”), by and among Seller, Buyer, and Dave Oblas, an individual and resident of the State of Georgia (the “Selling Member”). All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

WHEREAS, pursuant to the Asset Purchase Agreement the parties hereto together with the Selling Member have agreed that at the Closing (which Closing is taking place as of the date hereof), Seller will transfer to Buyer and Buyer will accept and assume, only those liabilities and obligations of Seller arising from and after the Closing Date under the Assumed Contracts set forth on Schedule 2.1(d) to the Asset Purchase Agreement.

NOW, THEREFORE, subject to the terms and conditions of the Asset Purchase Agreement and for the consideration set forth therein, Buyer and Seller each hereby agrees as follows:

As of the date hereof, Seller hereby transfers and assigns to Buyer, and Buyer hereby accepts and assumes those liabilities and obligations of Seller arising from and after the Closing Date under, the Assumed Contracts set forth on Schedule A attached hereto. With the exception of the liabilities and obligations to be assumed by Buyer pursuant to the preceding sentence, Buyer shall not assume and shall in no event be liable for any other debts, liabilities or obligations of Seller, whether fixed or contingent, known or unknown, liquidated or unliquidated, secured or unsecured, or otherwise and regardless of when they arose or arise. In the event of any inconsistency between the terms hereof and the terms of the Asset Purchase Agreement, the terms of the Asset Purchase Agreement shall control.

[Signature Page for Assignment and Assumption Agreement to follow]

[Signature Page for Assignment and Assumption Agreement]

IN WITNESS WHEREOF, the Assignor and Assignee have caused this Assignment and Assumption Agreement to be duly executed and authorized as of the date hereof.

ASSIGNOR:

UNDISPUTED PRODUCTIONS, LLC

By:
Name: Dave Oblas
Title: Manager

ASSIGNEE:

ALLIANCE MMA, INC.

By:
Name: Paul K. Danner, III
Title: Chief Executive Officer

2

Schedule A

Multi-Fight Fighter Agreements with each of the following professional fighters:

3

Exhibit B

BILL OF SALE, CONVEYANCE AND ASSIGNMENT

THIS BILL OF SALE, CONVEYANCE AND ASSIGNMENT (this “Instrument”) dated as of May __, 2017 is entered into by and among UNDISPUTED PRODUCTIONS, LLC, a Georgia limited liability company (“Seller”) and ALLIANCE MMA, INC., a Delaware corporation (“Buyer”) and is delivered pursuant to, and subject to the terms of, that certain Asset Purchase Agreement, dated as of May __, 2017 (the “Asset Purchase Agreement”), by and among Seller, Buyer, and Dave Oblas, an individual and resident of the State of Georgia (the “Selling Member”).

NOW, THEREFORE, subject to the terms and conditions of the Asset Purchase Agreement and for the consideration set forth therein, Buyer and Seller each hereby agrees as follows:

1.	Seller does hereby sell, convey, transfer, assign and deliver to Buyer, all of its right, title and interest in and to the Purchased Assets.

2.	Notwithstanding anything to the contrary in this Instrument, the Asset Purchase Agreement or in any other document delivered in connection herewith or therewith, the Purchased Assets subject to this Instrument shall expressly exclude the Excluded Assets.

3.	From time to time, as and when reasonably requested by Buyer, Seller shall execute and deliver all such documents and instruments and shall take, or cause to be taken, all such further or other actions as Buyer may reasonably deem necessary or desirable to more effectively sell, transfer, convey and assign to Buyer all of Seller’s right, title and interest in the Purchased Assets subject to this Instrument.

4.	This Instrument shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of laws principles of such State.

5.	To the extent that any provision of this Instrument is inconsistent or conflicts with the Asset Purchase Agreement, the provisions of the Asset Purchase Agreement shall control. Nothing in this Instrument, express or implied, is intended or shall be construed to expand or defeat, impair or limit in any way the rights, obligations, claims or remedies of the parties as set forth in the Asset Purchase Agreement.

6.	This Instrument may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

[Signature Page to Bill of Sale, Conveyance and Assignment to Follow]

[Signature Page to Bill of Sale, Conveyance and Assignment]

IN WITNESS WHEREOF, the parties hereto have caused this Instrument to be executed by their respective duly authorized officers as of the date first above written.

SELLER:

UNDISPUTED PRODUCTIONS, LLC

By:
Name: Dave Oblas
Title: Manager

BUYER:

ALLIANCE MMA, INC.

By:
Name: Paul K. Danner, III
Title: Chief Executive Officer

2

Exhibit C

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), entered into effective May __, 2017, by and between ALLIANCE MMA, INC., a Delaware corporation (the “Company”) and Dave Oblas, an individual and resident of the State of Georgia (the “Executive”) and is delivered pursuant to, and subject to the terms of, that certain Asset Purchase Agreement, dated as of May __, 2017 (the “Asset Purchase Agreement”), by and among UNDISPUTED PRODUCTIONS, LLC, a Georgia limited liability company (“Seller”), the Company, and the Executive. All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

In consideration of the mutual covenants and undertakings herein contained, the parties, each intending to be legally bound, agree as follows:

1.          Employment. Upon the terms and subject to the conditions set forth in this Agreement, the Company employs Executive as the Company’s General Manager, National Fighting Championships and Executive accepts such employment.

2.          Position. Executive agrees to serve as General Manager, National Fighting Championships and to perform such duties as are commensurate with such office, including the oversight and management of the employees and day-to-day operations of the Business. The Executive shall devote an amount of time to Buyer as she currently provides to Seller and sufficient to conduct the Business as it was conducted immediately prior to the Closing which will include generating an amount equal to or exceeding Guaranteed Gross Profit Threshold from the Purchased Assets. The Executive shall report to the Company’s President.

3.          Term. The term of this Agreement will begin on May __, 2016 (the “Effective Date”) and will end on the two-year anniversary of such date (the “Term”). After such initial two-year period, the Term will renew for renewal periods of one year each unless either party gives the other written notice of intent not to renew at least sixty (60) days prior to such date. The parties hereto agree that, upon the expiration of the Term, the Executive’s employment with the Company will terminate and the Executive will not be entitled to any further compensation, except as otherwise expressly provided in this Agreement. The Company will be under no obligation whatsoever to renew or continue the employment of the Executive beyond the Term.

4.          Salary; Bonus. (a)   Executive will receive a salary during the Term of Forty-Two Thousand dollars ($42,000.00) per year (“Base Compensation”), pro-rated for partial years, payable at regular intervals in accordance with the Company’s normal payroll practices in effect from time to time. Executive’s Base Compensation will be reviewed annually by the Company’s Board of Directors and Executive will be eligible for consideration for merit-based increases to Base Compensation as determined by the Board of Directors in its sole discretion.

(b)        Bonus. The Executive will be entitled to performance-based cash and equity based bonuses as determined by the Board of Directors of Buyer from time to time.

5.          Benefit Programs. During the Term, Executive will be entitled to participate in or receive group medical and other benefits commensurate with the benefits offered by the Company to other employees based on tenure and position, including health and dental. All benefits will be pursuant to programs or arrangements made available by the Company on the date of this Agreement and from time to time in the future to the Company’s other employees on a basis consistent with the terms, conditions and overall administration of its plans, programs or arrangements and with respect to which Executive is otherwise eligible to participate or receive benefits. Executive acknowledges such benefits are subject to change as and when changed by the Company generally.

6.          General Policies. (a) So long as the Executive is employed by the Company pursuant to this Agreement, Executive will receive reimbursement from the Company, as appropriate, for all reasonable business expenses incurred by Executive in accordance with Company policies and in the course of his employment by the Company, upon submission to the Company of written vouchers and statements for reimbursement.

(b)        During the Term, the Executive will be entitled to 24 paid-time-off or “PTO” days per year.

(c)        All other matters relating to the employment of Executive by the Company not specifically addressed in this Agreement will be subject to the general policies regarding employees of the Company in effect from time to time.

7.          Termination of Employment. Subject to the respective continuing obligations of the parties, including but not limited to those set forth in Sections 8 and 9 hereof, Executive’s employment by the Company may be terminated prior to the expiration of the Term of this Agreement by either the Executive or the Company by delivering a written notice of termination two weeks in advance of such termination (the end of such two week period being the “Date of Termination”).

8.          Termination of Employment. (a) In the event of termination of the Executive’s employment pursuant to (i) expiration of the Term, (ii) the death or Disability (as defined below) of Executive, (iii) termination by Executive or (iv) termination by the Company with Cause (as defined below), compensation (including Base Compensation) will continue to be paid, and the Executive will continue to participate in the employee benefit and compensation plans and other perquisites as provided in Sections 4 and 5 hereof, until the Date of Termination in a manner consistent with the applicable terms of the governing plan documents.

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(b)        In the event of termination of Executive’s employment by the Company without Cause, (i) compensation (including Base Compensation) will continue to be paid until the Date of Termination, (ii) the Executive will continue to participate in the employee benefit and compensation plans and other perquisites as provided in Sections 4 and 5 hereof, until the Date of Termination, and (iii) after the Date of Termination, Company will pay Executive an amount per month equal to the Base Compensation divided by twelve (12) (pro-rated for partial months) until the end of the Term.

(c)        The following Terms will have the following meanings for purposes of this Agreement:

(i)          “Cause” means termination of the Executive by the Company for:

(A) the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to the Company;

(B) conduct which brings the Company into public disgrace or disrepute;

(C) gross negligence or willful gross misconduct with respect to the

Company;

(D) breach of a fiduciary duty to the Company;

(E) a breach of Section 9 of this Agreement;

(F) Executive’s failure to cure a breach of any term of this Agreement (other than Section 9) within thirty (30) days after receipt of written notice from the Company specifying the act or omission that constitutes such breach; or

(G) Failure upon the filing date of the Company’s Annual Report on Form 10-K each year during the Term to generate net income before taxes, depreciation and amortization from the Business and the Purchased Assets equal to 80% of Guaranteed Gross Profit Threshold.

(ii)         “Disability” means the physical or mental incapacity of Executive for a period of more than ninety (90) consecutive days, the determination of which by the Company will be conclusive on the parties hereto.

9.          Non-Competition and Confidentiality Covenants. Executive and Company are party to that certain Non-Competition and Non-Solicitation Agreement, dated of even date herewith (the “Non-Competition Agreement”), which is incorporated herein by reference. The Non-Competition Agreement contains, among other things, covenants of Executive respecting non-competition, non-solicitation and non-disclosure. Any breach of the Non-competition Agreement that is not cured as permitted therein shall be deemed a breach of this Section 9. The Non-Competition Agreement shall survive the termination of this Agreement pursuant to its terms.

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10.         Notices. For purposes of this Agreement, notices and all other communications provided for herein will be in writing and will be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	David Oblas
60 Perimeter Center Place NE
#210
Atlanta, GA 30346 Phone: (404) 579-9404
Email: dave@undisputedproductions.com

If to the Company:	Alliance MMA, Inc.
590 Madison Avenue, 21st Floor
New York, New York 10022
Attention: Paul K. Danner, III
Phone: (212) 739-7825
Fax: (212) 658-9291
Email: pdanner@alliancemma.com

with copies to:

Mazzeo Song P,C.
444 Madison Avenue, 4th Floor
New York, NY 10022
Attention: Robert L. Mazzeo, Esq.
Phone: (212) 599-0310
Fax: (212) 599-8400

or to such other address as either party hereto may have furnished to the other party in writing in accordance herewith, except that notices of change of address will be effective only upon receipt.

11.         Governing Law. The validity, interpretation, and performance of this Agreement will be governed by the laws of the State of Delaware, without reference to the choice of law principles or rules thereof, except to the extent that federal law will be deemed to apply.

12.         Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the Company and the Executive. No waiver by any party hereto at any time of any breach by another party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a wavier of dissimilar provisions or conditions at the same or any prior subsequent time. No agreements or representation, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

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13.         Validity. The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement which will remain in full force and effect.

14.         Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement.

15.         Assignment. This Agreement is personal in nature and Executive may not, without consent of the Company, assign or transfer this Agreement or any rights or obligations hereunder.

16.         Document Review. The Company and the Executive hereby acknowledge and agree that each (i) has read this Agreement in its entirety prior to executing it, (ii) understands the provisions and effects of this Agreement, (iii) has consulted with such attorneys, accountants and financial and other advisors as it or he has deemed appropriate in connection with their respective execution of this Agreement, and (iv) has executed this Agreement voluntarily and knowingly.

17.         Entire Agreement This Agreement together with any understanding or modifications thereof as agreed to in writing by the parties, will constitute the entire agreement between the parties hereto.

[Signature Page to Executive Employment Agreement Follows]

5

[Signature Page to Executive Employment Agreement]

IN WITNESS WHEREOF, the parties have caused the Agreement to be executed and delivered as of the date first set forth above.

ALLIANCE MMA, INC.

By:
Name: Paul K. Danner, III
Title: Chief Executive Officer

Dave Oblas

6

Exhibit D

INTELLECTUAL PROPERTY TRANSFER AGREEMENT

This INTELLECTUAL PROPERTY TRANSFER AGREEMENT dated as of May __, 2017 is entered into by and among UNDISPUTED PRODUCTIONS, LLC, a Georgia limited liability company (“Assignor”) and ALLIANCE MMA, INC., a Delaware corporation (“Assignee”) and is delivered pursuant to, and subject to the terms of, that certain Asset Purchase Agreement, dated as of May __, 2017 (the “Asset Purchase Agreement”), by and among Assignor, Assignee, and Dave Oblas, an individual and resident of the State of Georgia (the “Selling Member”).

WHEREAS, Assignor has good and marketable rights and title in and to the patent applications, issued patents, trademarks, trademark applications, copyrights and copyright applications listed on Schedule 1 attached hereto (the “Intellectual Property”); and

WHEREAS, Assignee desires to acquire Assignor’s rights and title in and to the Intellectual Property and Assignor desires to assign to the Assignee its rights and title in and to the Intellectual Property.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Assignor hereby transfers, assigns and otherwise conveys to Assignee, all of Assignor’s rights, title, and interest in, to, and under the following:

A.            the trademarks included in the Intellectual Property, including all trademark applications and the goodwill associated therewith;

B.             the patents included in the Intellectual Property, including, without limitation, any continuations, divisions, continuations-in-part, reissues, reexaminations, extensions or foreign equivalents thereof, and including, without limitation, the subject matter of all claims that may be obtained therefrom, and all other corresponding rights that are or may be secured under the laws of the United States or any other jurisdiction, now or hereafter in effect;

C.           the copyrights and applications for registration of copyrights included in the Intellectual Property, and all corresponding rights, including, without limitation, moral rights, that are or may be secured under the laws of the United States or any other jurisdiction, now or hereafter in effect; and

D.            all proceeds of the assets transferred pursuant to subsections 1(A) through 1(C) above, including, without limitation, the right to sue for, and collect on, (i) any claim by Assignor against third parties for past, present, or future infringement of the such transferred assets, and (ii) any income, royalties, or payments due or payable and related exclusively to such transferred assets as of the date of this assignment or thereafter.

2.          Assignor authorizes the pertinent officials of the United States Patent and Trademark Office and the United States Copyright Office and the pertinent official of similar offices or governmental agencies in any applicable jurisdictions outside the United States to record the transfer of the patents, copyrights and related registrations and applications for registration set forth on Schedule A to Assignee as assignee of Assignor’s entire rights, title and interest therein. Assignor agrees to further execute any documents reasonably necessary to effect the assignment specified herein or to confirm Assignee’s ownership of the Intellectual Property.

3.          The respective terms of the Asset Purchase Agreement and the Buyback Agreement are incorporated herein by reference. Except as set forth herein, the rights and obligations of the Assignor and Assignee set forth in the Asset Purchase Agreement remain unmodified. Capitalized terms used herein or in the Schedule A hereto but not otherwise defined herein or in the Schedule 1 hereto shall have the respective meanings given to them in the Asset Purchase Agreement.

4.          This Intellectual Property Transfer Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware without regard to the conflicts of laws provisions thereof.

5.          This Intellectual Property Transfer Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

[Signature Page for Intellectual Property Transfer Agreement to follow]

2

[Signature Page for Intellectual Property Transfer Agreement]

IN WITNESS WHEREOF, the Assignor and Assignee have caused this Intellectual Property Transfer Agreement to be duly executed and authorized as of the date hereof.

ASSIGNOR:

UNDISPUTED PRODUCTIONS, LLC

By:
Name: Dave Oblas
Title: Manager

ASSIGNEE:

ALLIANCE MMA, INC.

By:
Name: Paul K. Danner, III
Title: Chief Executive Officer

3

SCHEDULE A

TRADEMARKS

“NFC” and “National Fighting Championships” (pending USPTO filing)

PATENTS

None

COPYRIGHTS

Copyrights in all Fighter Promotional Materials, videos and other audiovisual and multi-media materials together with all other copyrights in and to all the copyrightable materials included in the Purchased Assets.

4

Exhibit E

Form of Lock-Up Agreement

THIS LOCK-UP AGREEMENT (the “Agreement”), entered into effective May __, 2017, by and between ALLIANCE MMA, INC., a Delaware corporation (the “Company”) and Dave Oblas, an individual and resident of the State of Georgia (the “Selling Member”) and is delivered pursuant to, and subject to the terms of, that certain Asset Purchase Agreement, dated as of May __, 2017 (the “Asset Purchase Agreement”), by and among UNDISPUTED PRODUCTIONS, LLC, a Georgia limited liability company (“Seller”), the Company, and the Selling Member. All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

To induce the Company to enter into the Asset Purchase Agreement Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees that, during the period beginning from the Closing Date and continuing to and including the first anniversary of the Closing Date (the “Lock-up Period”), the undersigned will not, without the prior written consent of the Buyer, directly or indirectly, (i) offer, sell, contract to sell, assign, transfer, encumber, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of the Company’s Common Stock, or any options or warrants to purchase any shares of Common Stock of the Company or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock of the Company (collectively, “Common Stock Equivalents”) held of record by the undersigned (including holding as a custodian) including the Buyer Shares (collectively the “Lock-up Shares”), (ii) enter into or establish any arrangement constituting a “put equivalent position,” as defined by Rule 16a-1(h) promulgated under the Securities Exchange Act of 1934, as amended, (iii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of the Lock-up Shares, (iv) exercise any registration rights with respect to any Common Stock or Common Stock Equivalents or (v) announce an intent to do any of the forgoing.

The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Lock-up Shares even if the Lock-up Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Lock-up Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such of the Lock-up Shares.

Notwithstanding the foregoing, the undersigned may transfer any or all Lock-up Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof have executed and delivered to the Buyer a written agreement providing their agreement to be bound by the restrictions set forth herein, (ii) to any trust, partnership, limited liability company or other legal entity commonly used for estate planning purposes which is established for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee, general partner, manager or other administrator, as the case may be, has executed and delivered to the Buyer a written agreement providing their agreement to be bound by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or (iii) with the prior written consent of the Buyer. For purposes of this letter agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. In addition, notwithstanding the foregoing, if the undersigned is a corporation, the corporation may transfer the capital stock of the Company to any wholly-owned subsidiary of such corporation; provided, however, that in any such case, it shall be a condition to the transfer that the transferee has executed and delivered to the Buyer a written agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of this Agreement and there shall be no further transfer of such capital stock except in accordance with this Agreement, and provided further that any such transfer shall not involve a disposition for value. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-up Shares except in compliance with the foregoing restrictions. Following expiration of the Lock-up Period, it is understood and agreed that the undersigned may dispose of the Lock-up Shares free of any contractual obligation hereunder. Notwithstanding the foregoing, if, options for Common Stock held by the undersigned that are exercisable shall expire during the Lock-Up Period, unless exercised, the undersigned may exercise such options and sell the shares received upon exercise, to satisfy obligations under a cashless exercise arrangement, without the consent of the Buyers, provided the shares issued upon the exercise of such options shall be subject the terms of this letter agreement and deemed Lock-up Shares except to the extent sold pursuant to such cashless exercise.

If (1) during the last 17 days of the initial Lock-Up Period the Company issues an earnings release or material news or a material event relating to the Company occurs; or (2) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period or provides notification to the Buyer of any earnings release, or material news or a material event that may give rise to an extension of the Lock-Up Period; the restrictions imposed by this Agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. The undersigned shall not engage in any transaction that may be restricted by this Agreement, solely as a result of the issuance of an earnings release or the occurrence of a material news or material event, during the 34-day period beginning on the last day of the initial Lock-Up Period unless the undersigned requests and receives prior written confirmation from the Company or the Buyer that the restrictions imposed by this agreement have expired.

The undersigned understands that the Buyer are relying upon this letter agreement in proceeding toward consummation of the Closing of the Purchase Assets. The undersigned further understands that this Agreement is irrevocable and shall be binding upon the undersigned’s heirs, successors, and assigns.

Dave Oblas

2

Exhibit F

MAKE GOOD ESCROW AGREEMENT

This Make Good Escrow Agreement (the “Agreement”), dated as of May __, 2017 (the “Effective Date”) is entered into by and among ALLIANCE MMA, INC., a Delaware corporation (“Alliance” or the “Company”), Dave Oblas, an individual and resident of the State of Georgia (the “Selling Member”), and Mazzeo Song P.C., a New York professional corporation (“Escrow Agent”) and is delivered pursuant to, and subject to the terms of, that certain Asset Purchase Agreement, dated as of May __, 2017 (the “Asset Purchase Agreement”), by and among the Company, UNDISPUTED PRODUCTIONS, LLC, a Georgia limited liability company (“Seller”), and the Selling Member. All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

WHEREAS, as an inducement for the Company to enter into the Asset Purchase Agreement, the Selling Member has agreed to place the “Escrow Shares” (as defined in Section 2 hereto) into escrow for the benefit of the Company in the event the Selling Member fails to satisfy certain financial thresholds relative to the Business and the Purchased Assets and to satisfy any claims for indemnification pursuant to Article 10 of the Asset Purchase Agreement.

WHEREAS, pursuant to the requirements of the Asset Purchase Agreement, the Company and the Selling Member have agreed to establish an escrow on the terms and conditions set forth in this Agreement;

WHEREAS, the Escrow Agent has agreed to act as escrow agent pursuant to the terms and conditions of this Agreement; and

NOW, THEREFORE, in consideration of the mutual promises of the parties and the terms and conditions hereof, the parties hereby agree as follows:

1.             Appointment of Escrow Agent. The Selling Member and Alliance hereby appoint Mazzeo Song P.C. as Escrow Agent to act in accordance with the terms and conditions set forth in this Agreement, and Escrow Agent hereby accepts such appointment and agrees to act in accordance with such terms and conditions.

2.             Establishment of Escrow. At the Closing, pursuant to the terms of the Asset Purchase Agreement, Alliance shall deliver, or cause its transfer agent to deliver, to the Escrow Agent one or more certificates evidencing ________________ shares (the “Escrowed Shares”) of Common Stock issued in the name of the Selling Member.

3.             Delivery of Escrowed Shares. The Escrow Agent shall rely on joint written instructions from Alliance and the Selling Member in delivering the Escrowed Shares hereunder.

4.             Cancellation of Escrowed Shares to Satisfy Indemnification.

(a)          Escrowed Shares may be delivered to and cancelled by Alliance in order to satisfy the indemnification obligations of the Selling Shareholder in the event a claim for indemnification is made by Alliance in accordance with the terms of the Asset Purchase Agreement and it is fully and finally determined that Alliance is entitled to be indemnified thereunder with respect to such claim. If Alliance intends to satisfy such obligations through cancellation of Escrowed Shares, it shall provide written notice of such intention to the Escrow Agent and the Selling Member.

(b)          The Escrow Agent shall not be obligated to take any action with respect to Escrowed Shares that Alliance intends to cancel in order to satisfy the Selling Member’s indemnification obligations under the Asset Purchase Agreement, unless it receives either (i) an instruction executed by both Alliance and the Selling Member to that effect or (ii) a court order authorizing delivery of such shares to Alliance for cancellation.

(c)          The number of Escrowed Shares to be delivered in payment of a claim for indemnification shall be equal to the amount of such claim divided by the Market Value of the Common Stock as of the date of such delivery. For purposes hereof, “Market Value” means, as of any date, the trailing 20-day average closing price for the Common Stock on the NASDAQ Capital Market on such date. To the extent that such calculation results in a fractional share, such share shall be rounded to the nearest whole share, with one half of such share rounded downward.

5.             Dividends on Escrowed Shares. Any dividends payable in respect of the Escrowed Shares shall be delivered to and held by the Escrow Agent in a non-interest bearing account, and shall be paid to the Selling Member on or before May __, 2019.

6.             Interpleader. Should any controversy arise among the parties hereto with respect to this Agreement or with respect to the right to receive the Escrowed Shares, the Escrow Agent shall have the right to consult counsel and/or to institute an appropriate interpleader action to determine the rights of the parties. Any interpleader action instituted by the Escrow Agent may be filed in any federal or state court located in New York City, borough of Manhattan, and upon such filing, and the deposit of the Escrowed Shares (and any dividends thereon) with or at the direction of such court, Escrow Agent shall be relieved of and discharged from any and all obligations and liabilities under and pursuant to this Agreement with respect to the Escrowed Shares and any other obligations hereunder.

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7.             Exculpation and Indemnification of Escrow Agent.

(a)          Escrow Agent is not a party to, and is not bound by or charged with notice of any agreement out of which this escrow may arise. Escrow Agent acts under this Agreement as a depositary only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof, or for the form or execution of any notice given by any other party hereunder, or for the identity or authority of any person executing any such notice. Escrow Agent will have no duties or responsibilities other than those expressly set forth herein. Escrow Agent will be under no liability to anyone by reason of any failure on the part of any party hereto (other than Escrow Agent) or any maker, endorser or other signatory of any document to perform such Person’s obligations hereunder or under any such document. Except for this Agreement and instructions to Escrow Agent pursuant to the terms of this Agreement, Escrow Agent will not be obligated to recognize any agreement between or among any or all of the Persons referred to herein, notwithstanding its knowledge thereof. In the event of any actual or alleged mistake or fraud of Alliance, its auditors, the Selling Member or any other Person (other than Escrow Agent) in connection with any information provided to the Escrow Agent hereunder, Escrow Agent shall have no obligation or liability to any party hereunder.

(b)          Escrow Agent will not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, absent gross negligence or willful misconduct. Escrow Agent may rely conclusively on, and will be protected in acting upon, any order, notice, demand, certificate, or opinion or advice of counsel (including counsel chosen by Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by Escrow Agent to be genuine and to be signed or presented by the proper Person or Persons. The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Agreement and no other or further duties or responsibilities shall be implied, including, but not limited to, any obligation under or imposed by any laws of the State of New York upon fiduciaries.

(c)          Alliance and the Selling Member each hereby, jointly and severally, indemnify and hold harmless Escrow Agent and its principals, partners, agents, employees and affiliates from and against any expenses, including reasonable attorneys’ fees and disbursements, damages or losses suffered by Escrow Agent in connection with any claim or demand, which, in any way, directly or indirectly, arises out of or relates to this Agreement or the services of Escrow Agent hereunder; except that such indemnity will not be available if Escrow Agent is guilty of willful misconduct, gross negligence or fraud under this Agreement. Promptly after the receipt by Escrow Agent of notice of any such demand or claim or the commencement of any action, suit or proceeding relating to such demand or claim, Escrow Agent will notify the other parties hereto in writing. For the purposes hereof, the terms “expense” and “loss” will include all amounts paid or payable to satisfy any such claim or demand, or in settlement of any such claim, demand, action, suit or proceeding settled with the express written consent of the parties hereto, and all costs and expenses, including, but not limited to, reasonable attorneys’ fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding. The provisions of this Section 7 shall survive the termination of this Agreement.

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8.             Compensation of Escrow Agent. Escrow Agent shall be entitled to $5,000 as compensation for its services as Escrow Agent hereunder, which compensation shall be paid by Alliance upon the execution of this Agreement by the parties. The fee agreed upon for the services rendered hereunder is intended as full compensation for Escrow Agent’s services as contemplated by this Agreement; provided, however, that in the event that Escrow Agent renders any material service not contemplated in this Agreement, or there is any assignment of interest in the subject matter of this Agreement, or any material modification hereof, or if any material controversy arises hereunder, or Escrow Agent is made a party to any litigation pertaining to this Agreement, or the subject matter hereof, then Escrow Agent shall be reasonably compensated by Alliance for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney’s fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from Alliance. Prior to incurring any costs and/or expenses in connection with the foregoing sentence, Escrow Agent shall be required to provide written notice to Alliance of such costs and/or expenses and the relevancy thereof and Escrow Agent shall not be permitted to incur any such costs and/or expenses prior to receiving written approval from Alliance, which approval shall not be unreasonably withheld.

9.             Resignation of Escrow Agent. At any time, upon ten (10) Business Days’ written notice to Alliance, Escrow Agent may resign and be discharged from its duties as Escrow Agent hereunder. As soon as practicable after its resignation, Escrow Agent will promptly turn over to a successor escrow agent appointed by Alliance the Escrowed Shares held hereunder upon presentation of a document appointing the new escrow agent and evidencing its acceptance thereof. If, by the end of the 10-day period following the giving of notice of resignation by Escrow Agent, Alliance shall have failed to appoint a successor escrow agent, Escrow Agent may interplead the Escrowed Shares with any court having jurisdiction.

10.           Records. Escrow Agent shall maintain accurate records of all transactions hereunder. Escrow Agent shall provide the parties hereto, upon request, with a complete copy of such records, certified by Escrow Agent to be a complete and accurate account of all such transactions.

11.           Notice. All notices, communications and instructions required or desired to be given under this Agreement must be in writing and shall be deemed to be duly given if sent by registered or certified mail, return receipt requested, or overnight courier, to the addresses set forth in the Asset Purchase Agreement or provided to the Escrow Agent in writing.

12.           Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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13.           Assignment and Modification. This Agreement and the rights and obligations hereunder of any of the parties hereto may not be assigned without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. No other Person will acquire or have any rights under, or by virtue of, this Agreement. No portion of the Escrowed Shares shall be subject to interference or control by any creditor of any party hereto, or be subject to being taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such party hereto prior to the cancellation or disbursement thereof to such party hereto in accordance with the provisions of this Agreement. This Agreement may be amended or modified only in a writing signed by all of the parties hereto.

14.           Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws thereof.

15.           Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

16.           Attorneys’ Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees from the other party (unless such other party is the Escrow Agent), which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date set forth opposite their respective names.

[Signature Page to Make Good Escrow Agreement Follows]

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[Signature Page to Make Good Escrow Agreement]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date set forth opposite their respective names.

ESCROW AGENT:

Mazzeo Song P.C.

By
Name: Robert L. Mazzeo, Esq.
Title: Partner

SELLING MEMBER:

Dave Oblas

COMPANY:

ALLIANCE MMA, INC.

By:
Name: Paul K. Danner, III
Title: Chief Executive Officer

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Exhibit G

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (the “Agreement”), dated as of May __, 2017 (the “Effective Date”) is entered into by and between ALLIANCE MMA, INC., a Delaware corporation (“Company”) and Dave Oblas, an individual and resident of the State of Georgia (the “Selling Member”).

WHEREAS, the Company, UNDISPUTED PRODUCTIONS, LLC, a Georgia limited liability company (“Seller”), and the Selling Member are parties to that certain Asset Purchase Agreement, dated as of May __, 2017 (the “Asset Purchase Agreement”) pursuant to which the Company acquired substantially all the assets of Seller’s business (as more particularly defined in the Asset Purchase Agreement, the “Business”);

WHEREAS, the execution and delivery of this Agreement by Selling Member was a condition to the purchase by the Company of the Business and consummation of the other transactions contemplated by the Asset Purchase Agreement;

WHEREAS, also in connection with purchase by the Company of the Business and consummation of the other transactions contemplated by the Asset Purchase Agreement, the Selling Member has been offered employment by the Company, and the Selling Member will have access to and be instrumental in developing and implementing critical aspects of the Company’s strategic business plan; and

WHEREAS, the Selling Member is an owner of capital stock or options to acquire the capital stock of the Company and will otherwise personally benefit from the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of (i) the Company entering into the Asset Purchase Agreement, (ii) the employment or continued employment of the Selling Member by the Company, and (iii) the continued receipt and access to confidential, proprietary, and trade secret information associated with the Selling Member’s position with the Company, the Selling Member and the Company agree as follows:

1.             Confidentiality. Selling Member understands and agrees that in the course of providing services to the Company, Selling Member may acquire confidential and/or proprietary information concerning the Company’s operations, its future plans and its methods of doing business. Selling Member understands and agrees it would be extremely damaging to the Company if Selling Member disclosed such information to a competitor or made such information available to any other person. Selling Member understands and agrees that such information is divulged to Selling Member in strict confidence and Selling Member understands and agrees that Selling Member shall not use such information other than in connection with the Business and will keep such information secret and confidential unless disclosure is required by court order or otherwise by compulsion of law. In view of the nature of Selling Member’s employment with the Company and the information that Selling Member has received during the course of Selling Member’s employment, Selling Member also agrees that the Company would be irreparably harmed by any violation, or threatened violation of the agreements in this paragraph and that, therefor, the Company shall be entitled to an injunction prohibiting Selling Member from any violation or threatened violation of such agreements.

2.             Non-Competition and Non-Solicitation. The Selling Member acknowledges and agrees that the nature of the Company’s confidential, proprietary, and trade secret information to which the Selling Member has, and will continue to have, access to derives value from the fact that it is not generally known and used by others in the highly competitive industry in which the Company competes. The Selling Member further acknowledges and agrees that, even in complete good faith, it would be impossible for the Selling Member to work in a similar capacity for a competitor of the Company without drawing upon and utilizing information gained during employment with the Company. Accordingly, at all times during the Selling Member’s employment with the Company and during the period specified in the second sentence of paragraph 10 below in which this paragraph 2 applies, the Selling Member will not, directly or indirectly:

(a)       Engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than one percent (1%) of the outstanding capital stock of a company) that directly or indirectly competes with the Company’s business or the business of any of its subsidiaries anywhere in the United States, including but not limited to any business or enterprise that develops, manufactures, markets, or sells any product or service that competes with any product or service developed, manufactured, marketed or sold, or planned to be developed, manufactured, marketed or sold, by the Company or any of its subsidiaries while the Selling Member was employed by the Seller or the Company; or

(b)       Either alone or in association with others (i) solicit, or facilitate any organization with which the Selling Member is associated in soliciting, any employee of the Company or any of its subsidiaries to leave the employ of the Company or any of its subsidiaries; (ii) solicit for employment, hire or engage as an independent contractor, or facilitate any organization with which the Selling Member is associated in soliciting for employment, hire or engagement as a independent contractor, any person who was employed by the Company or any of its subsidiaries at any time during the term of the Selling Member’s employment with the Seller or the Company or any of their respective subsidiaries (provided, that this clause (ii) shall not apply to any individual whose employment with the Seller, the Company or any of its subsidiaries has been terminated for a period of one year or longer); or (iii) solicit business from or perform services for any customer, supplier, licensee or business relation of the Seller or the Company or any of their respective subsidiaries, induce or attempt to induce, any such entity to cease doing business with the Company or any of its subsidiaries; or in any way interfere with the relationship between any such entity and the Company or any of its subsidiaries.

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(c)        Notwithstanding the foregoing, nothing contained in this Agreement shall preclude the Selling Member from training mixed martial arts fighters, or from providing and/or promoting any boxing or kickboxing event as long as doing so does not materially affect Selling Members’ ability to provide services under his Executive Employment Agreement.

3.             Return of Property. Selling Member understands and agrees that all business information, files, research, records, memoranda, books, lists and other documents and tangible materials, including computer disks, and other hardware and software that he receives during his employment, whether confidential or not, are the property of the Company, and that, upon the termination of his services, for whatever reason, he will promptly deliver to the Company all such materials, including copies thereof, in his possession or under his control. Any analytical templates, books, presentations, reference materials, computer disks and other similar materials already rightfully owned by the Selling Member prior to the Effective Date shall remain the property of the Selling Member and any copies thereof obtained by or provided to the Company shall be returned or destroyed in a manner similar acceptable to the Selling Member.

4.             Not Employment Contract. The Selling Member acknowledges that this Non-Competition and Non-Solicitation Agreement does not constitute a contract of employment and, except as set forth in a written employment agreement between the parties, does not guarantee that the Company or any of its subsidiaries will continue his employment for any period of time or otherwise change the at-will nature of his employment.

5.             Interpretation. If any restriction set forth in Section 2 is found by any court of competent jurisdiction to be invalid, illegal, or unenforceable, it shall be modified to the minimum extent necessary to render the modified restriction valid, legal and enforceable. The parties intend that the non-competition and non-solicitation provisions contained in this Agreement shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America where this provision is intended to be effective.

6.             Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

7.             Waiver of Rights. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

8.             Equitable Remedies. The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and its subsidiaries and are considered by the Selling Member to be reasonable for such purpose. The Selling Member agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefor, in the event of any such breach, the Selling Member agrees that the Company, in addition to such other remedies that may be available, shall be entitled to specific performance and other injunctive relief.

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9.             Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Delaware (or, if appropriate, a federal court located within Delaware), and the Company and the Selling Member each consents to the jurisdiction of such a court.

10.           Term. This Agreement shall be effective on the Effective Date. The obligations of the Selling Member under Section 2 shall expire on the one-year anniversary of the expiration or termination of Selling Member’s employment with the Company, but in no event shall such obligations survive past the five-year anniversary of the Effective Date. Notwithstanding the foregoing, the obligations of the Selling Member under Sections 1 and 3 shall survive indefinitely.

THE SELLING MEMBER ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT, HAS SOUGHT INDEPENDENT COUNSEL TO ADVISE HIM AS TO THE NATURE AND EXTENT OF HIS OBLIGATIONS HEREUNDER AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

[Signature Page to Non-Competition And Non-Solicitation Agreement Follows]

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[Signature Page to Non-Competition And Non-Solicitation Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

COMPANY:

ALLIANCE MMA, INC.

By:
Name: Paul K. Danner, III
Title: Chief Executive Officer

SELLING MEMBER:

By:
Dave Oblas

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Exhibit H

OFFICER’S CERTIFICATE

OF

ALLIANCE MMA, INC.

Reference is made to that certain ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of May __, 2017 (the “Effective Date”) by and among UNDISPUTED PRODUCTIONS, LLC, a Georgia limited liability company (“Seller”), ALLIANCE MMA, INC., a Delaware corporation (“Buyer”), and Dave Oblas, an individual and resident of the State of Georgia (the “Selling Member”). Capitalized terms used herein and not otherwise defined herein shall have the meaning given to them in the Agreement.

The undersigned hereby certifies, on behalf of the Buyer on the Closing Date, that:

(a)          he is the Chief Executive Officer of Buyer, and

(b)          each of the conditions specified in clauses (a) through (f) of Section 8.1 of the Agreement are satisfied in all respects.

(c)          the representations and warranties of Buyer contained in Article 6 of Agreement that are qualified as to materiality are true and correct, and all other representations and warranties of Seller contained in Article 5 of the Agreement are true and correct except for breaches of, or inaccuracies in, such representations and warranties that, in the aggregate, would not have a material adverse effect on the expected benefits to Seller or the Selling Member of the transactions contemplated by the Agreement taken as a whole.

Dated as of May __, 2017.

ALLIANCE MMA, INC.

By:
Name: Paul K. Danner, III
Title: Chief Executive Officer

Exhibit I

OFFICER’S CERTIFICATE

OF

UNDISPUTED PRODUCTIONS, LLC

Reference is made to that certain ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of May __, 2017 (the “Effective Date”) by and among UNDISPUTED PRODUCTIONS, LLC, a Georgia limited liability company (“Seller”), ALLIANCE MMA, INC., a Delaware corporation (“Buyer”), and Dave Oblas, an individual and resident of the State of Georgia (the “Selling Member”). Capitalized terms used herein and not otherwise defined herein shall have the meaning given to them in the Agreement.

The undersigned hereby certifies, on behalf of the Seller on the Closing Date, that:

(a)          he is the Manager of Seller, and

(b)          each of the conditions specified in clauses (a) through (j) of Section 8.2 of the Agreement are satisfied in all respects.

(c)          the representations and warranties of Seller and the Selling Member contained in Article 5 of Agreement that are qualified as to materiality are true and correct, and all other representations and warranties of Seller and the Selling Member contained in Article 5 of the Agreement are true and correct except for breaches of, or inaccuracies in, such representations and warranties that, in the aggregate, would not have a material adverse effect on the expected benefits to Buyer of the transactions contemplated by the Agreement taken as a whole.

Dated as of May __, 2017.

UNDISPUTED PRODUCTIONS, LLC

By:
Name: Dave Oblas
Title: Manager